UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OceanFirst Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OCEANFIRST FINANCIAL CORP.

975 HOOPER AVENUE

TOMS RIVER, NEW JERSEY 08754-2009

(732) 240-4500

April 26, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of OceanFirst Financial Corp. (the “Company”), the holding company for OceanFirst Bank. The Annual Meeting will be held on Thursday, June 2, 2016, at 10:00 a.m., Eastern time, at Jack Baker’s Lobster Shanty, 81-83 Channel Drive, Point Pleasant Beach, New Jersey 08742.

The Notice of Annual Meeting and the proxy statement appearing on the following pages describe the formal business to be transacted at the Annual Meeting. The Company’s directors and officers, as well as a representative of KPMG LLP, the Company’s independent registered public accounting firm, will be present at the Annual Meeting to respond to appropriate questions.

It is important that your shares are represented this year whether or not you are personally able to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. You may vote your shares by proxy by signing and returning the enclosed proxy card promptly.

On behalf of the Board of Directors and all of the employees of the Company and OceanFirst Bank, we thank you for your continued interest and support.

Sincerely yours,

John R. Garbarino
Chairman

OCEANFIRST FINANCIAL CORP.

975 HOOPER AVENUE

TOMS RIVER, NEW JERSEY 08754-2009

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Thursday, June 2, 2016.

PLACE	Jack Baker’s Lobster Shanty, 81-83 Channel Drive, Point Pleasant Beach, New Jersey 08742.

ITEMS OF BUSINESS	(1) The election of three directors of the Company;

(2) The approval of the Internal Revenue Code Section 162(m) performance goals under the OceanFirst Financial Corp. 2011 Cash Incentive Compensation Plan;

(3) An advisory vote on executive compensation as disclosed in these materials;

(4) The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

(5) Such other matters as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

RECORD DATE	In order to vote, you must have been a stockholder at the close of business on April 11, 2016.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card or voting instruction card. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Steven J. Tsimbinos
Corporate Secretary

NOTE: Whether or not you plan to attend the Annual Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

OCEANFIRST FINANCIAL CORP.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JUNE 2, 2016

This proxy statement is being furnished to stockholders of OceanFirst Financial Corp. (the “Company”), the holding company of OceanFirst Bank (the “Bank”), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on Thursday, June 2, 2016, at 10:00 a.m. Eastern time, at Jack Baker’s Lobster Shanty, 81-83 Channel Drive, Point Pleasant Beach, New Jersey 08742 and at any adjournment or postponement of the Annual Meeting. The Annual Report of Stockholders, including the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2015, accompanies this proxy statement. This proxy statement is first being mailed to record holders on or about April 26, 2016.

VOTING AND PROXY PROCEDURE

Who Can Vote at the Annual Meeting

You are entitled to vote your shares of the Company’s common stock only if the records of the Company show that you held your shares as of the close of business on April 11, 2016. As of the close of business on that date, a total of 17,358,005 shares of the Company’s common stock were outstanding and entitled to vote. Each share of common stock has one vote. As provided in the Fourth Article of the Company’s Certificate of Incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote in respect of the shares held in excess of this limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit supply information to the Company to enable the Board of Directors to implement and apply the limit.

Attending the Annual Meeting

If you are a beneficial owner of the Company’s common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

The Annual Meeting will be held only if there is a quorum. A majority of the outstanding common shares entitled to vote and represented at the Annual Meeting constitutes a quorum. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and casts an “uninstructed” vote.

In voting on Proposal 1, the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to a specific nominee. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes will be elected. Broker non-votes may not be counted as votes cast in the election of directors. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on Proposal 2, the vote on the performance goals of the Company’s 2011 Cash Incentive Compensation Plan (the “Cash Incentive Plan”), Proposal 3, the advisory vote on executive compensation, and Proposal 4, ratification of the appointment of KPMG LLP as the independent registered public accounting firm, you may vote in favor of each of those proposals, against each of those proposals or abstain from voting. To be approved, these matters require the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes will not be counted as votes cast and will have no effect on the voting, while abstentions will have the same effect as a vote against the proposals.

Voting by Proxy; Revocation of Proxy; Board Recommendations

This proxy statement is being sent to you by the Company’s Board of Directors for the purpose of requesting that you allow your shares of Company common stock to be represented at the Annual Meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the Annual Meeting by properly executed and dated proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends the following votes:

•	“FOR” each of the nominees for director;

•	“FOR” the approval of the performance goals under the Cash Incentive Plan;

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials; and

•	“FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting in order to solicit additional proxies. If the Annual Meeting is adjourned or postponed, your Company common stock may be voted by the persons named in the proxy card on the new meeting dates as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a later dated and signed proxy card, or attend the Annual Meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee, that accompanies this proxy statement.

Participants in OceanFirst Financial Corp.’s and OceanFirst Bank’s Benefit Plans

Participants in the OceanFirst Bank Employee Stock Ownership Plan (the “ESOP”), or the OceanFirst Bank Retirement Plan (the “401(k) Plan”), will receive a voting instruction form for each plan that reflects all shares they may vote under the particular plan. Under the terms of the ESOP, the trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of the Company common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares of Company common stock for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares of Company common stock in the plan credited to his or her account. The trustee will vote all shares for which no directions are given or for which timely instructions were not received in the same proportion as shares for which such trustee received timely voting instructions. The deadline for returning voting instructions to each plan’s trustee is May 27, 2016.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING, PLEASE CONTACT THE COMPANY’S PROXY SOLICITOR, GEORGESON LLC, BY CALLING TOLL FREE AT (866) 296-5716.

CORPORATE GOVERNANCE

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Corporate Governance Policies and Procedures

The Company has adopted a Corporate Governance Policy to govern certain activities, including:

(1)	the duties and responsibilities of the Board of Directors and each director;

(2)	the composition and operation of the Board of Directors;

(3)	the establishment and operation of Board committees;

(4)	convening executive sessions of independent directors;

(5)	succession planning;

(6)	the Board of Directors’ interaction with management; and

(7)	the evaluation of the performance of the Board of Directors, its committees and of the Chief Executive Officer (“CEO”).

In accordance with the Corporate Governance Policy, at least a majority of the directors on the Board must be “independent directors” as defined in the listing requirements of the Nasdaq Stock Market (“Nasdaq”).

Board Leadership Structure. The Board is led by the Chairman of the Board, John R. Garbarino. Mr. Garbarino also served as the CEO of the Company until January 1, 2015, when Christopher D. Maher succeeded him as CEO. The Board believes that, for the present time, separating the Chairman position from the CEO position provides an effective leadership model for the Company, with a separation of execution of business strategy from governance, clear accountability and enhanced oversight, while maintaining effective decision-making and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	the establishment of an independent lead director (the “Lead Director”);

•	executive sessions of the independent directors at every regularly scheduled Board meeting, during which the independent directors may discuss the performance of the CEO and the Chairman, management succession planning, and other appropriate matters;

•	the independence of seven of nine of the Board members;

•	stock ownership guidelines for directors and those executive officers named in the Summary Compensation Table below (the “NEOs”);

•	annual performance evaluation of the CEO by the Human Resources/Compensation Committee (the “Compensation Committee”); and

•	the Company’s Board Audit, Compensation, and Leadership Committees are comprised entirely of independent members.

The Company’s Corporate Governance Policy provides that the Chairman of the Leadership Committee, currently Mr. John E. Walsh, shall also serve as the Lead Director. The Corporate Governance Policy provides that the duties of the Lead Director include assisting the Board in assuring compliance with and implementation of the Company’s Corporate Governance Policy, coordinating the agenda for and moderating sessions of the Board’s independent directors, and acting as principal liaison on certain issues between the independent and inside directors, including the Chairman of the Board, as applicable.

While the Board believes that the current leadership structure is best suited for the Company, it recognizes that other leadership models in the future might be appropriate, depending on the circumstances. Accordingly, the Board periodically reviews its leadership structure.

Stock Ownership Guidelines. The Board, upon the recommendation of the Leadership Committee, has adopted stock ownership guidelines (the “Guidelines”) for non-employee directors and the NEOs. The Guidelines were adopted to better align the interests of the non-employee directors and the NEOs with those of the Company’s stockholders. The Guidelines provide that each non-employee director shall own shares of the Company’s common stock with a market value of at least three times the value of the combined annual director retainers received from the Company and the Bank. Newly elected directors shall meet the Guidelines within three years of first being elected and qualified. For purposes of the Guidelines, the following shares count towards meeting the ownership requirements: (1) shares beneficially owned by the director and by immediate family members sharing the same household; (2) vested and unvested restricted stock awards; (3) shares acquired upon the exercise of stock options; and (4) shares held in trust where the director or an immediate family member is the beneficiary. Until the Guidelines are met, all retainers will be paid in Company stock, and a director must retain the net shares delivered upon the vesting of restricted share awards or the exercise of stock options. Once achieved, the ownership guidelines shall continue to be met during the period the director serves on the Board.

Similarly, the Guidelines provide that the CEO shall own Company stock with a market value of at least five times his annual base salary. To comply with the Guidelines, each other NEO shall own Company stock with a market value of at least three times his annual base salary. Each NEO shall meet the share ownership requirements within five years of the officer having become an NEO. Shares that count towards the Guidelines’ requirement include those shares listed under the directors share ownership requirements with the addition of shares held in the officer’s ESOP and 401(k) account and the value of vested and unvested stock options, where such value is calculated as the cumulative expense recognized by the Company on its financial statements. Until the Guidelines are met, an NEO shall retain all of the net vested restricted stock and net shares delivered after exercising stock options. Net shares refers to the shares that remain after shares are sold or netted to pay the exercise price of options and any withholding taxes.

Hedging/Pledging Policy. The Board has adopted a policy that provides that any hedging or pledging of the Company’s common stock by a Board member or senior executive officer requires the prior approval of the Company’s General Counsel.

Board Role in the Oversight of Risk/ Risk Committee

Under the Company’s Corporate Governance Policy, the business and affairs of the Company are managed by the officers under the direction of the Board. The Board is charged with providing oversight of the Company’s risk management processes. In January 2013, the Board created the Joint Risk Committee of the Company and the Bank (the “Risk Committee”) and delegated to it primary responsibility for overseeing the risk management function at the Company on behalf of the Board. In carrying out its responsibilities, the Risk Committee works closely with the Company’s Chief Risk Officer (“CRO”) and other officers of the Company involved in risk management. The Risk Committee meets at least quarterly with executive management and the CRO, and receives comprehensive reports and dashboards on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The CRO performs a risk assessment of each of the Bank’s products, services, operations and regulatory requirements to determine the overall risk to the Bank, and reports his findings to the Risk Committee. The Risk Committee may receive updates between meetings, as may be necessary, from the CRO, the CEO, the Chief Financial Officer (“CFO”) and other members of management relating to risk oversight matters. The Risk Committee provides a report to the full Board on at least a quarterly basis. In addition, each quarter, the Audit

Committee will discuss with management and the independent registered public accountant their review of the Company’s financial statements and significant findings based upon the independent registered public accounting firm’s review, and any material issues are relayed to the Risk Committee. On an annual basis, the Bank’s Compliance Officer provides a report to the Board regarding the Bank’s compliance with existing regulations, as well as future regulations that may impact the Bank. Also, at least annually, the Compensation Committee reviews with the CRO the Company’s compensation plans for all employees, including the CEO and other NEOs, to ensure that these plans do not encourage taking unnecessary and excessive risks that would threaten the value of the Company. In addition, the Compensation Committee from time to time may enact metrics under the Cash Incentive Plan to encourage risk mitigation and safe and sound banking.

Code of Ethics and Standards of Personal Conduct

The Company and Bank have adopted a Code of Ethics and Standards of Personal Conduct that is designed to ensure that all directors, executive officers and employees of the Company and Bank, meet the highest standards of ethical conduct. The Code of Ethics and Standards of Personal Conduct requires that all directors, executive officers and employees avoid conflicts of interest, protect confidential information and customer privacy, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Standards of Personal Conduct, all directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

As a mechanism to encourage compliance with the Code of Ethics and Standards of Personal Conduct, the Company and Bank established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Standards of Personal Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code.

Meetings of the Board of Directors

The Board of Directors of the Company and the Bank conduct business through meetings and the activities of the Boards and their committees. Board members are encouraged to attend all Board and Committee meetings. Their attendance and performance are among the criteria considered for re-nomination to the Board of Directors. During the fiscal year ended December 31, 2015, the Company’s Board of Directors held nine meetings. All of the Directors of the Company attended at least 75% of the Board meetings and the meetings of committees held on which such Directors served during the fiscal year ended December 31, 2015.

Committees of the Board of Directors

The Board of Directors of the Company maintains the Audit Committee, the Compensation Committee, the Leadership Committee, and the Risk Committee. The following is a description of each of the Company’s Board committees.

Audit Committee. The Board of Directors has a separately-designated standing Audit Committee for the Company and Bank established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee acts under a written Charter adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com). Each member of the Audit Committee is “independent” in accordance with Nasdaq listing standards and the heightened independence standards applicable to audit committees. The Audit Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The Board has determined that Joseph J. Burke, the Audit Committee Chairman, Angelo Catania, and Donald E. McLaughlin are “audit committee financial experts” under the Rules of the Securities and Exchange Commission (the “Commission”). The Audit Committee met five times in 2015. The report of the Audit Committee required by the Rules of the Commission is included in this proxy statement. See “Proposal 4–Ratification of Independent Registered Public Accounting Firm – Report of Audit Committee.”

Human Resources/Compensation Committee. The Compensation Committee of the Company and the Bank meets to establish compensation for the executive officers and to review the Company’s incentive compensation program when necessary. The Compensation Committee acts under a written Charter adopted by the Board of Directors, which is available on the Company’s website (www.oceanfirst.com). The Compensation Committee reviews and reassesses the adequacy of its Charter on an annual basis.

The Compensation Committee is also responsible for establishing certain guidelines and limits for compensation and benefit programs for other salaried officers and employees of the Company and the Bank. Each member of the Compensation Committee is independent in accordance with Nasdaq listing standards regarding compensation committee requirements. The Compensation Committee met four times in 2015. The report of the Compensation Committee required by the Commission rules is included in this proxy statement. See “Executive Compensation—Compensation Committee Report on Executive Compensation.”

Leadership Committee. The Leadership Committee of the Company, formerly named the Corporate Governance/Nominating Committee, takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance guidelines applicable to the Company and monitoring compliance with these policies and guidelines. In addition, the Leadership Committee serves as the Company’s nominating committee and is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders. The Committee also recommends to the Board director candidates for each committee for appointment by the Board. Each member of the Leadership Committee is independent in accordance with Nasdaq listing standards. The chairman of the Leadership Committee functions as Lead Director. The Leadership Committee met five times in 2015.

The Leadership Committee acts under a written Charter and the Corporate Governance Policy adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com). The procedures of the Leadership Committee required to be disclosed by the Commission rules are included in this proxy statement. See “Leadership Committee Procedures as to Director Nominees.”

Risk Committee. The Risk Committee of the Company and the Bank was created in January 2013 to assist the Board in enterprise risk management functions. The Risk Committee acts under a written Charter adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com) and is reviewed on an annual basis by the Risk Committee. The Risk Committee met four times in 2015. See “Board Role in the Oversight of Risk/Risk Committee.”

The following table identifies the standing committees and their members as of December 31, 2015.

Director	Audit Committee	Leadership Committee	Human Resources/ Compensation Committee	Risk Committee
Joseph J. Burke	X*	X
Angelo Catania	X	X
Jack Farris			X	X
Donald E. McLaughlin	X			X*
Diane F. Rhine			X*
Mark G. Solow			X	X
John E. Walsh		X*

*	Chairperson

STOCK OWNERSHIP

The following table provides information as of April 11, 2016 with respect to the persons known by the Company to be the beneficial owners of more than 5% of its outstanding stock. A person is considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address Of Beneficial Owner	Number of Shares Owned		Percent of Common Stock Outstanding
OceanFirst Bank, Employee Stock Ownership Plan (“ESOP”) 975 Hooper Avenue Toms River, New Jersey 08754-2009	1,583,869	(1)	9.2%

OceanFirst Foundation 1415 Hooper Avenue – Suite 304 Toms River, New Jersey 08753	1,101,593	(2)	6.4%

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	1,350,095	(3)	7.8%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	1,028,099	(4)	5.9%

John R. Garbarino 975 Hooper Avenue Toms River, New Jersey 08754	1,032,685	(5)	5.8%

(1)	Under the terms of the ESOP, the Trustee will vote all shares held in the ESOP in accordance with the instructions of the participants.
(2)	All shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company’s Common Stock on all proposals considered by stockholders of the Company.
(3)	Based on SEC Schedule 13G Amendment No. 6 filed on February 11, 2016.
(4)	Based on SEC Schedule 13G Amendment No. 5 filed on January 27, 2016.
(5)	Includes 455,843 vested options under various OceanFirst option plans. See notes (4) and (5) to the following table.

The following table provides information as of April 11, 2016, about the shares of the Company common stock that may be considered to be beneficially owned by each director, nominee for director and each NEO and by all such directors and NEOs of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (excluding options)(1)	Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Common Stock Outstanding (2)
Directors
Joseph J. Burke (3)	19,038	18,686	37,724	*
Angelo Catania (3)	20,968	18,686	39,654	*
Jack M. Farris (4)	3,440	—	3,440	*
John R. Garbarino (4)(5)	576,842	455,843	1,032,845	5.8%
Christopher D. Maher (6)(7)	35,135	47,886	83,021	*
Donald E. McLaughlin (3)(8)	42,123	18,686	60,809	*
Diane F. Rhine (3)	44,612	18,686	63,298	*
Mark G. Solow (3)	17,864	4,900	22,764	*
John E. Walsh (3)	26,272	18,686	44,958	*
Named Executive Officers who are not also Directors
Michael J. Fitzpatrick (7)(9)	189,852	152,283	342,135	2.0%
Joseph J. Lebel, III (7)(10)	31,093	76,738	107,831	*
Joseph R. Iantosca (7)(10)	38,394	76,076	114,470	*
Steven J. Tsimbinos (7)(11)	23,005	42,600	65,605	*
All directors and NEOs as a group (13 persons)	1,068,638	949,756	2,018,394	11.1%

*	Less than 1%.
(1)	Each person effectively exercises sole (or shared with spouse or other immediate family members) voting power as to shares reported as of the Record Date.

(2)	Percentages with respect to each person or group of persons have been calculated on the basis of 17,358,005 shares of the Company’s Common Stock, the number of shares of Company Common Stock outstanding and entitled to vote as of April 11, 2016, plus the number of shares of Company Common Stock which such person or group of persons has the right to acquire within 60 days of April 11, 2016 by the exercise of stock options.

(3)	Includes 4,765 unvested shares. Each non-employee director, other than Messrs. Farris and Garbarino, was awarded 681 restricted shares in February 2012, 713 restricted shares in February 2013, 1,880 restricted shares in March 2014, 1,850 restricted shares in March 2015 and 1,740 restricted shares in March 2016. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.

(4)	Includes 3,220 unvested shares. Messrs. Farris and Garbarino were awarded 1,850 restricted shares in March 2015 and 1,740 restricted shares in March 2016. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.

(5)	Includes 265,277 shares held by a trust for which Mr. Garbarino serves as Trustee, 14,445 shares owned by Mr. Garbarino’s wife, and 9,584 shares held by Mr. Garbarino and his wife as co-Trustees.

(6)	Includes 11,016 unvested shares. Mr. Maher was awarded 4,566 restricted shares in June 2013, 5,165 in March 2015 and 5,060 in March 2016. Such awards vest at a rate of 20% per year commencing on March 1 of the year following the grant.

(7)	Includes the following shares that have been allocated and are held in trust pursuant to the ESOP as of April 11, 2016: Mr. Maher: 988; Mr. Fitzpatrick: 77,208; Mr. Lebel: 7,091; Mr. Iantosca: 11,378; and Mr. Tsimbinos 1,959. Such persons have sole voting power, but no investment power, except in limited circumstances, as to such shares.
(8)	Includes 5,299 shares owned by Mr. McLaughlin’s wife.

(9)	Includes 4,434 unvested shares. Mr. Fitzpatrick was awarded 1,946 restricted shares in February 2012, 1,529 restricted shares in February 2013, 1,760 restricted shares in March 2014, 1,540 restricted shares in March 2015, and 1,145 restricted shares in March 2016. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.

(10)	Includes 5,436 unvested shares for each of Mr. Lebel and Mr. Iantosca. Each of Mr. Lebel and Mr. Iantosca was awarded 657 restricted shares in February 2012, 764 restricted shares in February 2013, 761 shares in June 2013, 1,910 restricted shares in March 2014, 2,055 restricted shares in March 2015, and 1,910 restricted shares in March 2016. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.

(11)	Includes 12,457 unvested shares. Mr. Tsimbinos was awarded 657 restricted shares in February 2012, 764 restricted shares in February 2013, 1,030 restricted shares in March 2014, 7,575 restricted shares in March 2015, and 5,345 restricted shares in March 2016. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.

Each director and executive officer maintains a mailing address at 975 Hooper Avenue, Toms River, New Jersey 08753. None of the above directors or executive officers have pledged any shares of the Company.

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of nine directors. All of the directors are independent under current Nasdaq listing standards, except for John R. Garbarino, Chairman of the Company and the Bank, and Christopher D. Maher, President and CEO of the Company and the Bank. Mr. Garbarino was CEO of the Company and the Bank until January 1, 2015. The Board is divided into three classes with three-year staggered terms, with one-third of the directors elected each year. Each of the members of the Board also serves as a director of the Bank. The Board of Directors’ nominees for election this year, to serve for a three year term and until their respective successors have been elected and qualified, are Messrs. Maher, McLaughlin and Walsh, each of whom is currently a director of the Company and the Bank. The experience and qualifications of each director are set forth under “Nominees for Election of Director.”

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares and approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of Messrs. Maher, McLaughlin and Walsh.

Information With Respect to Nominees, Continuing Directors and Certain Executive Officers

Information regarding the Board of Directors’ nominees for election at the Annual Meeting, as well as information regarding the continuing directors, the senior executive officers listed in the table under “Executive Compensation – Summary Compensation Table,” and the Company’s other senior executive officers, is provided below. Unless otherwise stated, each individual has held his or her current position for the last five years. The age indicated for each individual is as of December 31, 2015. The indicated period of service as a director includes service as a director of OceanFirst Bank.

Nominees for Election of Director

The biography of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Leadership Committee and the Board to determine that the person should serve as a director for the Company. The Board of Directors has determined that the Board as a whole must have the right diversity and complementary mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Company considers the following requirements for each of its members of the Board:

1) Experience: Current and past work and Board experience; knowledge of the banking industry and financial services companies; familiarity with the operations of public companies; and business and management experience and acumen.

2) Personal characteristics: Ability to work collaboratively with management and as a member of the Board; ability to think strategically and develop a strategic vision or central idea for the Company; familiarity with and participation in the local businesses and the communities served by the Bank; integrity, accountability and independence.

3) Director commitment: Time and effort; awareness and ongoing education; attendance at Board and committee meetings and other Company functions; other board commitments; stock ownership; changes in professional responsibilities; and length of service.

4) Team and Company considerations: Balancing director contributions; diversity of skills; and financial condition.

Nominees for Director

The following directors have been nominated by the Leadership Committee for election to the Board with terms to expire in 2019:

Christopher D. Maher has served as President and CEO of the Company and the Bank since January 1, 2015. He joined the Company and the Bank on March 25, 2013 as President and Chief Operating Officer and was appointed to the Board of Directors on February 19, 2014. Prior to joining the Company, Mr. Maher served as President and CEO of Patriot National Bancorp and Patriot National Bank since 2010. Before then, he was employed by The Dime Savings Bank of Williamsburgh and its holding company, Dime Community Bancshares, Inc., since 2005, where he was in charge of retail banking and was appointed as Executive Vice President and Chief Retail Officer in 2009. He is 49 years of age.

Donald E. McLaughlin is a retired Certified Public Accountant (“CPA”). Prior to his retirement in 2005 from Donald E. McLaughlin, CPA, P.C., Mr. McLaughlin was employed as a CPA for 35 years. As a CPA, Mr. McLaughlin worked on audits of corporations, both public and privately owned. Mr. McLaughlin has prepared financial statements and tax returns, analyzed financial statements and results of operations and advised clients on methods to better improve performance. He has also been employed as a controller at a company with annual sales of $40 million. Through his extensive experience as a CPA, Mr. McLaughlin provides significant expertise to the Board on public accounting and financial matters. Mr. McLaughlin has served on the Board of Directors since 1985. He is 68 years of age.

John E. Walsh is a licensed professional engineer and has been employed with T&M Associates since 2010, where he currently serves as Senior Vice President and the Practice Leader for its Municipal Engineering Business Practice. T&M Associates is a privately owned engineering, planning and environmental consulting company. Before then, he served in various management capacities with CMX Engineering, Inc., a privately owned engineering company, from 2001 to 2010. At CMX, Mr. Walsh was responsible for all operational aspects of the business, including operational profitability and oversight of 380 professional engineers and technical staff. Mr. Walsh’s experience with T&M and CMX provides the Board with management and leadership skills, as well as extensive knowledge of business and marketing plans, annual budgets, personnel/resource management, sales initiatives, financial reporting and client management. Prior to joining CMX Engineering, he was President of Bay Pointe Engineering Associates, Inc., from 1987 to 2001. None of T&M Associates, CMX Engineering or Bay Pointe Engineering Associates, Inc. is an affiliate of the Company. Mr. Walsh has served on the Board of Directors since 2000. He is 62 years of age.

Directors Continuing in Office

The following directors have terms ending in 2017:

Joseph J. Burke is a retired CPA with over 30 years of experience specializing in the audits of banking institutions and their holding companies. He is a retired audit partner with KPMG LLP. During his career, Mr. Burke was involved with numerous merger and acquisition transactions. Mr. Burke’s experience brings to the Board significant expertise in financial, accounting, and auditing matters. KPMG LLP is not an affiliate of the Company. Mr. Burke has been a member of the Board since 2005. He is 68 years of age.

Angelo Catania was the CEO and Managing Member of HomeStar Services LLC, an air conditioning, heating, plumbing and electrical service company until its sale and his retirement in 2015. Prior to joining HomeStar in February 2005, he was President and Chief Operating Officer of Petro, Inc., one of the largest home heating oil and services companies in the United States. As President and COO of Petro, Mr. Catania was responsible for the oversight of approximately 2,800 employees that serviced over 535,000 residential and commercial accounts. Mr. Catania has also served as the corporate controller of a publicly-owned home heating oil delivery and service company, where he was responsible for accounting systems, bank relations, benefits, information technology and acquisitions. Mr. Catania’s experience as a senior officer of a large corporation brings to the Board significant management expertise and leadership skills, particularly as they relate to the use of technology to improve efficiency and customer service. Neither HomeStar Services LLC nor Petro, Inc. is an affiliate of the Company. He has been a member of the Board since 2006. He is 66 years of age.

John R. Garbarino has served as Chairman of the Company since 1995, and was CEO from 1995 to 2015 and President from 1995 to 2010. He has served in various capacities for the Bank since 1971, and has been a member of the Bank’s senior management since 1979. In 1985, he was elected President and CEO of the Bank, serving as President until 2010 and CEO until 2015. In addition, he served as President of the Company and the Bank on an interim basis from September 2012 to March 25, 2013, when Mr. Maher joined the Company and the Bank. He has been a member of the Bank’s Board of Directors since 1984, and was appointed Chairman of the Board in 1989. Mr. Garbarino brings extensive experience in banking and executive management to the Board. Mr. Garbarino’s experience and vision has resulted in OceanFirst Bank becoming the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey. His past involvement in leadership positions with the Federal Home Loan Bank of New York, the New Jersey Savings League, America’s Community Bankers, as well as numerous other community and business organizations during his 43 year career in banking provide insight to the Board on the factors that impact both the Company and its communities. Moreover, Mr. Garbarino’s leadership and intimate knowledge of the Company’s business and operations provide the Board with Company-specific experience and expertise. He is 66 years of age.

The following directors have terms ending in 2018:

Jack M. Farris is the Vice President and Deputy General Counsel, Information Technology, Information Security, Global Clearance and Compliance for Verizon Communications, Inc., one of the world’s leading wireline, wireless and business communications companies, where he has been employed since 1991. Mr. Farris has served in his present position since 2011 and prior to that had served in a variety of legal and management functions, with responsibility for systems and technology procurement, global operations security, finance operations, regulatory compliance and transactional matters, in addition to information technology and security. In addition to his law degree, Mr. Farris holds a Master of Science in computer engineering. Mr. Farris’s experience as a senior officer of a large corporation and his expertise in information technology and information security bring to the Board extensive knowledge and capability relating to communications, information technology, and cybersecurity, as well as relating to ligation, transactional matters and regulatory compliance. Mr. Farris has served on the Board of Directors since March 18, 2015. He is 57 years of age.

Diane F. Rhine is a licensed real estate broker-sales representative with Childers Sotheby’s International Realty, where she has been employed since July 1, 2014. Before then, Ms. Rhine owned and operated her own real estate company beginning in 1979. From October 2000 through November 2009, Ms. Rhine was a partner in Citta Rhine LLC. After that until July 2014, she was the President and sole owner of Citta & Cobb Inc. DBA as Rhine & Associates Inc. Ms. Rhine’s more than 35 years of experience in residential real estate brokerage in Ocean County, New Jersey, brings to the Board management expertise and an extensive knowledge of the local real estate markets in which the Company conducts its business. Childers Sotheby’s International Realty is not an affiliate of the Company. Ms. Rhine has served on the Board of Directors since 1997. She is 66 years of age.

Mark G. Solow is an advisor to Crystal Ridge Partners, LLC and Alston Capital Partners, firms which make equity investments in public and private companies. Mr. Solow served on the board of directors of Central Jersey Bank, N.A. and its holding company from their inceptions through 2010. Prior to his retirement in 2005, Mr. Solow was a co-founder and a Managing Partner of GarMark Advisors, LLC, the manager of private investment funds that invest in middle market companies. Prior to the formation of GarMark Advisors, LLC in 1997, Mr. Solow was a Senior Executive Vice President at Chemical Banking Corporation (a predecessor institution to JPMorgan Chase) and a member of its twelve-person management committee. During his career at Chemical Banking Corporation, he served in several capacities, including head of global investment banking, and corporate and multinational banking in North America, Western Europe and Asia. In addition, he was Senior Credit Officer for the United States, Canada, Western Europe and Asia. Mr. Solow brings to the Board broad experience with capital markets, investment banking, management and leadership, as well as detailed knowledge of commercial and community banking. Mr. Solow has served on the Board of Directors since November 14, 2011. He is 67 years of age.

No director of the Company is also currently a director of a company having a class of securities registered under Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Senior Executive Officers Who Are Not Also Directors

Michael J. Fitzpatrick has been Executive Vice President and CFO of the Company since 1995. He has also been Executive Vice President and CFO of the Bank since joining the Bank in 1992. He is 60 years of age.

Joseph R. Iantosca has been Executive Vice President and Chief Administrative Officer of the Bank since May 2013. Before then, he was First Senior Vice President and Chief Administrative Officer of the Bank since May 2007 and Senior Vice President, Chief Administrative Officer since February 2004, when he joined the Bank. Before then, he was employed with BISYS Banking Solutions for seven years, most recently as National Vice President, Conversions and Implementations. He is 55 years of age.

Joseph J. Lebel III has been Executive Vice President and Chief Lending Officer of the Bank since May 2013. Before then, he was First Senior Vice President and Chief Lending Officer since May 2007. When he first joined the Bank in April 2006, he was Senior Vice President of the Bank, in charge of Commercial Lending. Before then, he was employed with Wachovia Bank N.A. for approximately 22 years, most recently as Senior Vice President. He is 53 years of age.

Craig C. Spengeman has been Executive Vice President and Director of the Wealth Management division of the Bank since January 2014. Before joining OceanFirst, he was President of PGB Trust and Investments, a division of the Peapack-Gladstone Bank (“PGB”), and Executive Vice President and a Director of PGB and its holding company, since 2002. Mr. Spengeman was with PGB for over 29 years and has over 36 years of experience in the Trust and Investment industry. He is 60 years of age.

Steven J. Tsimbinos has been First Senior Vice President, General Counsel and Corporate Secretary of the Company and the Bank since September 2010. Prior to joining OceanFirst, he was General Counsel of Copper River Management, L.P., the investment manager to a family of hedge funds, since May 2006, and prior to that a partner with Lowenstein Sandler PC, where he practiced corporate and securities law. He is 46 years of age.

PROPOSAL 2. APPROVAL OF PERFORMANCE GOALS OF CASH INCENTIVE PLAN

Reason for Seeking Stockholder Approval

The 2011 Cash Incentive Compensation Plan (the “Cash Incentive Plan”) is a bonus plan that was approved by the Company’s stockholders at the 2011 Annual Meeting. The Cash Incentive Plan was designed to provide certain executive officers and other designated employees with incentive compensation based upon the achievement of pre-established performance goals. Under Section 162(m), compensation paid to “Covered Employees”, within the meaning of Section 162(m), in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million limitation.

One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. In addition, Section 162(m) provides that if the Company retains the authority to change the targets under a performance goal, then the Company must disclose the material terms of the performance goals to stockholders for re-approval every five years. In order to ensure that certain awards granted under the Cash Incentive Plan continue to qualify as tax-deductible performance-based compensation under Section 162(m), the Company is seeking stockholder approval of the performance goals under the Cash Incentive Plan. The performance goals have been reviewed by the Compensation Committee and the Board of Directors, and an additional performance goal has been proposed for approval stockholders. This new performance goal, listed as (xx) below, reads as follows:

(xx) enterprise risk metrics, consisting of one or more goals related to cybersecurity, interest rate risk, liquidity risk and regulatory compliance;

The Board and the Compensation Committee added the new performance goal to have the ability to add risk metrics as goals under the Cash Incentive Plan and to be able to promote risk mitigation and safe and sound banking practices. The complete list of performance goals are set forth below under “Summary of the Cash Incentive Plan”.

The Board of Directors believes that it is in the best interests of the Company and its stockholders to enable the Company to continue to implement compensation arrangements that qualify as tax-deductible performance-based compensation. If the Company’s stockholders do not approve this proposal, then bonuses may continue to be awarded in accordance with the general terms of the Cash Incentive Plan, or otherwise, in which case, the only impact on the Company would be that some or all of the value of certain awards that are based on the achievement of one or more performance goals may no longer be deductible by the Company under the Internal Revenue Code as a result of the limitations imposed under Section 162(m).

The following summary describes the material provisions of the Cash Incentive Plan, including the performance goals. The summary does not purport to be complete and is qualified in its entirety by the full text of the Cash Incentive Plan, which has been amended and restated to include the new performance goal and is attached as Appendix A to this Proxy Statement. Other than the new performance goal, no changes are being proposed to the Cash Incentive Plan; the remainder of the performance goals for which approval is requested are in the same form as adopted by stockholders at the 2011 Annual Meeting.

Summary of the Cash Incentive Plan

Administration. The Cash Incentive Plan is administered by a committee of the Board of Directors which is comprised of at least two outside directors. Unless otherwise determined by the Board of Directors, the Compensation Committee will be the committee to administer the Cash Incentive Plan. Its duties include designating participants and individual award opportunities, and designating and administering performance metrics and other award terms and conditions. The Compensation Committee has substantial discretion to make all other determinations related to bonus opportunities under the Cash Incentive Plan.

Participants. All employees of the Company and its subsidiaries (including employees who are also Directors) to whom the Compensation Committee grants eligibility are eligible to participate in the Cash Incentive Plan. It is anticipated that all employees, other than residential loan officers, will participate in the plan. It is estimated that there will be approximately 390 participants.

Performance Goals and Awards. The performance goals are limited to one or more of the following Company or subsidiary financial performance measures:

(i)	earnings per share (basic or diluted);*

(ii)	net income;*

(iii)	return on average equity;*

(iv)	return on average assets;*
(v)	core earnings;*

(vi)	stock price;

(vii)	total stockholder return;

(viii)	operating income;

(ix)	operating efficiency ratio;
(x)	net interest rate spread;

(xi)	loan production volumes;

(xii)	non-performing loans;

(xiii)	regulatory capital ratios;

(xiv)	cash flow;

(xv)	deposit levels;

(xvi)	customer satisfaction scores;

(xvii)	stockholders’ equity (in the aggregate or on a per share basis);

(xviii)	tangible stockholders’ equity (in the aggregate or on a per share basis);
(xix)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures;
(xx)	enterprise risk metrics, consisting of one or more goals related to cybersecurity, interest rate risk, liquidity risk and regulatory compliance;
(xxi)	except in the case of a Covered Employee, any other performance criteria established by the Compensation Committee; or
(xxii)	any combination of (i) through (xxi) above.

Performance goals indicated with an asterisk may be established on the basis of either reported earnings or cash earnings. Under the Cash Incentive Plan, any performance goal may be based on the Company’s performance on an absolute basis as compared to a goal set for the Company, the Company’s performance in a designated peer group, or a combination of both.

For each specific performance goal, a predetermined bonus amount can be earned by the participant upon achievement of the goal. Performance goals may relate to a fiscal year or to a longer period. Performance goals must be established while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m). For an annual performance period, the performance goals must be established by the ninetieth day of the year.

Payment of Awards. All awards that are earned shall be paid at such time and in such amounts (not in excess of the maximum established for each person) as determined by the Compensation Committee and will be paid in cash. In general, awards will be paid within two and one-half months after the end of the calendar year in which they are earned.

Maximum Payout. Under the Cash Incentive Plan, the maximum payment opportunity under the Cash Incentive Plan to the Chief Executive Officer or any other Covered Employee for any calendar year may not exceed $1.5 million.

Adjustments. If the performance criteria for any performance period has been affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual items) that in the Compensation Committee’s judgment should or should not be taken into account, the Compensation Committee may adjust such criteria and make payments accordingly under the Cash Incentive Plan; provided, however, that no such adjustment shall cause an award to a Covered Employee to fail to be “qualified performance-based compensation”. In addition, the Compensation Committee may, in the exercise of their discretion, reduce or eliminate the amount of an award to a participant prior to its payment.

Term of the Cash Incentive Plan. The Cash Incentive Plan was effective as of the 2011 Annual Meeting. The Cash Incentive Plan has an indefinite term; however, the performance goals must be reapproved by stockholders every five years, which is why approval of the performance goals is being requested.

Amendment of the Cash Incentive Plan. The Board of Directors, may at any time terminate, in whole or in part, or amend the Cash Incentive Plan, provided that, except as otherwise provided in the plan, no amendment or termination shall adversely affect the rights of any participant under any awards previously granted to or deferred by the participant. In the event of a termination of the Plan, the Compensation Committee may in its sole discretion direct any remaining payments to participants in a lump sum or installments as the Compensation Committee shall prescribe with respect to each participant. Any material amendment to the Plan (including, but not limited to, a change in the class of individuals eligible to participate, the maximum annual award, or the authorized performance measures) must be approved by the Company’s stockholders if required by and in accordance with section 162(m) of the Code.

Forfeiture; Clawbacks. Awards under the Cash Incentive Plan to NEOs and other employees may, in the Compensation Committee’s discretion, include clawback provisions for certain events, such as breach of restrictive covenants or restatement of financial results on the basis of which cash incentives were paid.

Section 409A Compliance. The Cash Incentive Plan is intended to be exempt from the provisions of Section 409A of the Code regarding deferred compensation.

ERISA Compliance. The Cash Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed and returned, will be voted “FOR” the approval of the performance goals of the Cash Incentive Plan.

The Board of Directors recommends that you vote “FOR” this Proposal 2, approval of the performance goals of the 2011 Cash Incentive Compensation Plan.

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve its corporate objectives and increase stockholder value. The Company believes that its compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of its stockholders. The Company also believes that the Company and its stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives each stockholder the opportunity to endorse or not endorse the compensation for the NEOs by voting to approve or not approve such compensation as described in this proxy statement.

The Company’s stockholders are being asked to approve the compensation of the Company’s NEOs as described in this proxy statement, namely, under “Compensation Discussion and Analysis” and the included tabular and narrative disclosure.

The Board of Directors urges stockholders to endorse the compensation program for the Company’s executive officers by voting FOR Proposal 3. As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes that the compensation of the NEOs described herein is reasonable and appropriate, and is justified by the performance of the Company.

In deciding how to vote on this proposal, the Board urges you to consider the following factors, some of which are more fully discussed in the Compensation Discussion and Analysis (which stockholders are encouraged to read):

•	The Compensation Committee has designed compensation packages for the Company’s senior executives to be competitive with the compensation offered by those peers with whom it competes for management talent.

•	The Company was profitable in 2015, earning $1.21 per share for the year ended December 31, 2015, up from $1.19 per share for the year ended December 31, 2014.

•	The Company has continued to successfully execute its strategy of prudently growing to increase profitability, including in 2015:

•	Completing its acquisition of Colonial American Bank, which added $142.4 million to assets, $121.5 million to loans, and $123.3 million to deposits, and which strengthens the Bank’s position in the attractive Monmouth County, New Jersey, marketplace by adding offices in Middletown and Shrewsbury, New Jersey;

•	Growing commercial loans, which represented 48.1% of the Bank’s total loans at December 31, 2015, the largest percentage in the Bank’s history. To achieve this initiative, the Company continues to hire experienced commercial lenders and opened a commercial loan production office in Mercer County in the first quarter of 2015 to better serve the broader central New Jersey market area; and

•	To increase core deposits, opening new Bank branches in Pier Village, Long Branch, New Jersey, and Jackson Township, New Jersey, and a deposit production facility in Lakewood, New Jersey, and entering into an agreement to purchase an existing retail branch located in the Toms River market. This purchase closed in March of 2016.

•	The Company increased its stockholders’ equity per common share to $13.67 at December 31, 2015 from $12.91 at December 31, 2014.

•	The Company’s compensation practices have not and do not include the abusive and short-term practices that have been prevalent at some large financial institutions.

•	The Company’s compensation program does not encourage excessive and unnecessary risks that would threaten the value of the Company.

•	The Company’s compensation program is the result of a carefully reasoned, balanced approach, that considers the short-term and long-term interests of stockholders and safe and sound banking practices.

Please note that your vote is advisory and will not be binding upon the Board, and may not be construed as overruling a decision by the Board or creating or implying any additional fiduciary duty by the Board. The Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” Proposal 3, approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement, the accompanying compensation tables, and the related narrative disclosure.

PROPOSAL 4. RATIFICATION OF APPOINTMENT

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2015 was KPMG LLP. The Audit Committee reappointed KPMG LLP to continue as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016, subject to ratification of such appointment by the stockholders. If stockholders do not ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the Audit Committee may, but is not required to, consider other independent registered public accounting firms.

Representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” Proposal 4, the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2015 and December 31, 2014 by KPMG LLP:

	2015	2014
Audit fees	$500,000	$480,000
Audit related fees (1)	132,000	62,000
Tax related fees (2)	79,500	75,264
Other fees	—	—

	$711,500	$617,264

(1)	Audit-related fees are excluded from “Audit Fees” because the services were not required for reporting on the Company’s consolidated financial statements. Such fees are principally related to audits of financial statements of employee benefit plans, acquisitions, and audit procedures relating to the U.S. Department of Housing and Urban Development (HUD) reporting requirements.
(2)	Consists of tax filing and tax related compliance and other advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its Charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation. The Audit Committee believes that the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

During the year ended December 31, 2015, 100% of the audit related fees, tax related fees and other fees set forth above were approved by the Audit Committee.

Report of the Audit Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Director of Internal Audit reports directly to the Audit Committee. The Director of Internal Audit submitted and implemented an internal audit plan for 2015.

The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and issuing an opinion on the conformity of these financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee reviewed and discussed the annual financial statements with management and the Company’s independent registered public accounting firm. As part of this process, management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also received and reviewed written disclosures and a letter from the independent registered public accounting firm regarding their independence as required under applicable standards for independent registered public accounting firms of public companies. The Audit Committee discussed with the independent registered public accounting firm the contents of such materials, their independence and additional matters required under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management. In concluding that the independent registered public accounting firm was independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.

The Audit Committee

Joseph J. Burke, CPA, Retired, Chair

Donald E. McLaughlin, CPA, Retired

Angelo Catania

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section describes the objectives, design and rationale of the Company’s compensation program for its NEOs, and discusses each material element of the Company’s NEO compensation program, how compensation is determined, and recent developments in the Company’s compensation program.

For 2015, the Company’s NEOs included:

•	Christopher D. Maher, President and CEO of the Company and the Bank;

•	Michael J. Fitzpatrick, Executive Vice President and CFO of the Company and the Bank;

•	Joseph R. Iantosca, Executive Vice President and Chief Administrative Officer of the Bank;

•	Joseph J. Lebel III, Executive Vice President and Chief Lending Officer of the Bank; and

•	Steven J. Tsimbinos, First Senior Vice President, General Counsel and Corporate Secretary of the Company and the Bank.

Objectives

The Company’s mission is to build value for its stockholders as a growth oriented community-focused financial services organization. To accomplish its mission, it strives to provide outstanding service and responsiveness to the markets and customers it serves, and the Company’s executive officer compensation program has stated objectives to:

•	provide a comprehensive compensation package that is competitive within the marketplace so that the Company may attract, reward and retain highly qualified, motivated, productive and responsible senior executives;

•	align NEO’s interests with those of stockholders by incentivizing and rewarding individual behaviors that improve the Company’s performance in a manner that is consistent with its business and strategic plans while encouraging prudent decision-making and safe and sound banking practices;

•	create balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;

•	reward NEOs who assume the greatest responsibility and consistently produce positive strategic results within the parameters of sound business and risk management;

•	motivate each individual to perform to the best of his or her ability; and

•	be mindful of the economic environment and the Company’s cost structure.

How Compensation Is Determined

The Compensation Committee reviews compensation for the CEO, the other NEOs and the other officers subject to the reporting requirements of Section 16 under the Exchange Act (including the NEOs, the “Section 16 Officers”), and establishes certain guidelines and limits for compensation and benefits programs for other employees of the Company and the Bank. The Compensation Committee annually reviews and evaluates recommendations made by management regarding compensation, including base salary, bonuses and equity grants for the Section 16 Officers. The Compensation Committee then determines the compensation for the CEO and Section 16 Officers and reports its determination to the Board. In establishing compensation levels, the Compensation Committee considers the Company’s overall strategic objectives, annual performance goals, the report of the compensation consultant regarding peer group comparisons, market data for other institutions, individual executive performance, the relative level of compensation among executive officers and regulatory requirements. The Compensation Committee also has the CRO review any actual and potential risks created by the Company’s compensation program, as well as analyze the Company’s controls and risk mitigation mechanisms.

Executive management and outside advisors from time-to-time may be invited to Compensation Committee meetings to provide their views on compensation matters. The CEO participates in the process of determining compensation for the other Section 16 Officers by making recommendations regarding base salary adjustments and awards under incentive and equity plans. The CEO does not participate in the Compensation Committee’s decision as to his own compensation package. See “Corporate Governance – Committees of the Board of Directors” for further information regarding the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee first retained Mosteller & Associates (“MA”) in 2012 and again retained MA as its independent compensation consultant for 2015. The Compensation Committee considers competitive market data, advice and recommendations received from MA in making compensation decisions. MA and its representatives are independent of the Bank’s management, report directly to the Compensation Committee, and have no economic relationship with the Company other than MA’s role as advisor to the Compensation Committee. On July 10, 2015, the Compensation Committee reviewed information provided by MA regarding their independence. Based on this information and additional review, the Compensation Committee concluded that the work performed by MA does not raise any conflicts of interest.

Compensation Study

The Compensation Committee has historically relied on a peer group to assess relative performance for its annual incentive plans and uses this information as a factor when making compensation decisions. MA conducted a peer group study for the Compensation Committee for use in making compensation decisions for 2015. MA reviewed the prior peer group for appropriateness and recommended changes for 2015. The study proposed eliminating two institutions from the prior year’s peer group due to the merger of peer institutions – Provident New York Bancorp and Sterling Bancorp. Based upon the study provided by MA, the Compensation Committee approved the recommendation at its January 26, 2015 meeting and established a 13 bank peer group for the 2015 compensation review, consisting of the following:

Arrow Financial Corporation (NY) – NASDAQ: AROW

Bryn Mawr Banc Corp. (PA) – NASDAQ: BMTC

Dime Community Bancshares (NJ) – NASDAQ: DCOM

Financial Institutions, Inc. (NY) – NASDAQ: FISI

First of Long Island Corp. (NY) – NASDAQ: FLIC

Flushing Financial Corp. (NY) – NASDAQ: FFIC

Lakeland Bancorp, Inc. (NJ) – NASDAQ: LBAI

Northfield Bancorp, Inc. (NJ) – NASDAQ: NFBK

Oritani Financial Corp. (NJ) – NASDAQ: ORIT

Peapack-Gladstone Financial Corp. (NJ) – NASDAQ: PGC

Suffolk Bancorp (NY) – NASDAQ: SUBK

Univest Corp. of Pennsylvania (PA) – NASDAQ: UVSP

WSFS Financial Corp. – (Delaware) – NASDAQ: WSFS

MA conducted a review of the Bank’s current level of director and executive compensation relative to its peers and provided the Compensation Committee with its report at its July 10, 2015 meeting. The executive compensation results found a strong alignment between performance and executive compensation at OceanFirst. The financial performance indicators in the review were as follows: (1) asset size, where the Company was $2.356 billion as compared to a peer group average of $3.172 billion, ranking the Company tenth in the peer group for the year and ninth on the three-year average basis; (2) return on assets, where the Company ranked twelfth in the peer group for 2014 performance and eleventh in the peer group for three year average return on assets; and (3) return on equity, where the Company ranked eighth compared to the peer group average for 2014 and eighth as compared to the peer group’s average for the three year period. Overall, the base salaries were just below the 50th percentile when compared to the peer group while the target bonuses trended above the 25th percentile. On average, total compensation, including equity awards, was positioned slightly above the 25th percentile of the comparative peer group. The 2015 study was taken into account by the Compensation Committee to set and establish executive compensation and review director compensation for the remainder of 2015. The Board maintained the Board annual retainers and all Board Committee meeting fees at their existing levels, but in July 2015, increased the fee for Bank Board meetings to $2,000 per meeting. See “Director Compensation – Cash and Stock Retainers and Meeting Fees for Non-Employee Directors.”

Consideration of Last Year’s Advisory Stockholder Votes on Executive Compensation

At the 2015 Annual Meeting of Stockholders, approximately 81% of the shares voting on the Company’s non-binding advisory vote on executive compensation (commonly known as “say on pay”) were cast in favor of the compensation of the Company’s executive officers, as described in the 2015 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of stockholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to executive officers and the Company’s overall pay practices have strong stockholder support.

In making compensation decisions for the remainder of 2015 and to date in 2016, the Board and the Committee have considered, among other factors, the stockholders’ support and the Board’s overall satisfaction with the current compensation structure, and have not made significant changes to the mix or level of compensation. Advisory votes on executive compensation will continue to serve as an additional tool to guide the Board and the Committee in their assessment of the Company’s executive compensation program.

Compensation Program Design and Rationale

Cash Compensation. Current cash compensation consists of base salary, performance-based cash bonuses under a cash incentive plan and from time-to-time in limited circumstances, discretionary cash bonuses:

•	Base Salary. The base salary levels for the NEOs are intended to be competitive with those of comparable positions at peer financial institutions at levels appropriate to attract, retain, motivate and reward individuals to discharge their responsibilities, while being mindful of managing costs.

•	Performance-Based Bonuses. A significant portion of each NEO’s annual cash compensation is contingent on the performance of the Company, the Bank and the individual under a cash incentive compensation plan, with bonus targets ranging from 35% to 65% of base salary. For 2015, Mr. Maher’s bonus target was set as part of his employment contract. Under the incentive compensation plan, performance-based bonuses are paid, generally annually, based on the Company’s level of achievement versus pre-established financial and performance objectives as well as individual performance. This mechanism allows the Company to set targets and reward individual contributions that promote the Company’s performance in a way that is consistent with its business and strategic plans, prudent decision-making, and risk management that reflects safe and sound business practices.

•	Discretionary Bonus Payments. In addition to the performance-based bonuses, the Company may from time to time in limited circumstances make discretionary cash bonus payments to rectify inequities or recognize outstanding performance.

Equity Compensation Plan. The Company grants stock options and/or restricted stock awards to attract, retain and motivate employees by providing for or increasing their economic interests in the success of the Company. Equity grants under the Company’s stock incentive plans complement total compensation packages and enable the Company to align employee interests with those of the stockholders of the Company.

Mix of Compensation Elements; Risk Mitigation. The Committee believes that it maintains the appropriate balance of compensation elements to motivate executives and reward accomplishments. Performance-based incentive awards play an important role in the executive compensation program, but their use is balanced to provide stability and to avoid encouraging strategies and risk-taking that might not align with the long-term best interests of the Company and its stockholders and safe and sound banking practices.

The Company is mindful of sound regulatory compensation practices that are designed to cause banking institutions to structure compensation programs in a way that does not provide incentives for executives to take imprudent or excessive risks. The Company’s compensation program for NEOs is designed to mitigate risk by (1) providing non-performance-based salaries, retirement and fringe benefits that are competitive in the market, permit executives to pay living expenses and provide stability without reliance on incentives; (2) incorporating cash incentives to reward performance in accordance with the Company’s predefined annual and strategic goals and objectives; (3) including long-term incentives in the form of restricted stock awards and/or stock options to maintain focus on long-term shareholder value; and (4) considering prior period results, the exposure to risk, and actual risk outcomes in determining current and future compensation. To further mitigate risk resulting from performance-based compensation, the Committee considers, and uses when appropriate, metrics and performance goals that incorporate risk management, “clawbacks” to recover prior payments, and performance periods longer than one year. The use of equity-based long term compensation, in combination with executive stock ownership requirements, reflects the Company’s compensation program’s goals of aligning the interests of executives and stockholders, thereby reducing the exposure to imprudent or excessive risk-taking. The Company believes these features recognize the balance between the need to accept risk exposure in the successful operation of its business and the need to identify and prudently manage that risk.

Elements of Compensation

Overview. To achieve the Company’s objectives for its NEO compensation program, the program includes the following elements: (1) base salary; (2) a performance-based annual cash bonus under a cash incentive compensation plan; (3) awards of stock options and restricted shares of Company common stock under the equity compensation plans; (4) welfare benefits under the group benefit programs; (5) retirement benefits under the ESOP and 401(k) Plan and supplemental retirement benefits for certain NEOs under the Supplemental Executive Retirement Plans (“SERPs”); (6) Company-paid automobile benefit and perquisites for certain NEOs; (7) eligibility for payments and benefits in the event of certain employment terminations and/or in the event of a change in control of the Company; and (8) nonqualified deferred compensation under the Deferred Compensation Plan for Executives. The following describes the elements of compensation and provides information on certain decisions regarding 2015 compensation.

Base Salary. After the Compensation Committee’s consideration of various factors, including prevailing market conditions, current and anticipated Company performance, the performance and responsibilities of individual executives, current pay levels and, as applicable, the MA report, the Company:

•	increased Mr. Maher’s base salary in January of 2015 from $425,000 to $550,000 per annum, in recognition of Mr. Maher’s assumption of the President and CEO role; and

•	maintained in July of 2015 the existing base salaries of the three other NEOs: Mr. Fitzpatrick; Mr. Lebel; and Mr. Iantosca.

•	increased in July of 2015 Mr. Tsimbinos’s base salary by 3% from $240,000 to $247,222.

Cash Incentive Awards. Annual non-discretionary cash bonuses for the NEOs are determined under the annual cash incentive plan and are contingent on the performance of the Company, the Bank and the individual, by comparing actual Company performance against targets that are approved by the Compensation Committee at the beginning of 2015. The targets are weighted between individual objectives and the Company’s success in achieving its financial goals. In 2015, the targeted bonus level for the CEO was approximately 64% of base salary and for the other NEOs the targeted bonus levels ranged from 35% to 50% of base salary. Generally, the higher the level of responsibility of the officer in the Company, the greater the percentage of base salary that may be awarded as a cash bonus under the plan for achievement of performance goals. Ordinarily, if cash incentive compensation is paid out under the plan, actual bonus payments may range from 50% of targeted bonus levels for Threshold performance to 150% for Superior performance.

For 2015, incentive payments were based on net income and efficiency ratio utilizing the following matrix:

Category	Weight	Threshold 50%	Target 100%	Superior 150%
Core Net Income	60%	$19,876,000	$22,084,000	$24,292,000
Core Efficiency Ratio	40%	65.2%	62.5%	59.8%
	100%

For purposes of the matrix, Net Income and Efficiency Ratio were derived from the Company’s 2015 Business Plan as proposed by senior management and approved by the Board in late 2014. The net result for 2015 was Core Net Income at $21,644,000 and the Core Efficiency Ratio at 63.2% resulting in performance above Threshold and below or at Target in each case. “Core” measures exclude non-recurring items such as merger related expenses.

Discretionary Bonus Payments. The Company did not make any discretionary bonus payments to the NEOs for 2015, and limits the use of discretionary bonus payments to extraordinary circumstances to rectify inequities or recognize outstanding performance.

Equity Incentive Awards. The Compensation Committee approved the grants of stock options and restricted stock awards under the Company’s stock incentive plans. The award levels and vesting schedules were determined based on various factors, including prevailing market conditions, performance and responsibilities of individual executives, current pay levels, the amount of awards previously granted and the MA report for 2014. Awards in 2015 to the NEOs are presented under the “Stock Options” and “Stock Awards” columns of the Summary Compensation Table and the Grants of Plan-Based Awards Table. Of the awards to Messrs. Maher, Fitzpatrick, Iantosca and Lebel, approximately 75% (determined by dollar value) were granted in options and 25% in time vested restricted stock. Of the award to Mr. Tsimbinos, approximately 75% (determined by dollar value) was granted in time vested restricted stock and 25% in stock options. The Compensation Committee believes that the grants made in 2015 appropriately balance the goal of creating an incentive to increase shareholder value with the goal of risk mitigation and promoting sound banking practices. See “Compensation Program Design and Rationale – Mix of Compensation Elements; Risk Mitigation.”

Benefits. All NEOs participate in the benefit plans generally available to the employees, including medical, life and disability insurance, the 401(k) Plan and the ESOP. The Company also maintains SERPs covering Messrs. Maher and Fitzpatrick. These SERPs are intended to promote continued service of covered executives by providing a supplement to the executive’s other qualified retirement plan benefits, which are limited by law. In the case of Mr. Fitzpatrick, the benefit is based on the average of the highest compensation during any four consecutive calendar years and length of service with the Company, and in the case of Mr. Maher, an agreed upon schedule of contributions. See “Executive Compensation – Nonqualified Deferred Compensation – Supplemental Executive Retirement Plan.”

Perquisites. The Company provided perquisites to certain NEOs in the form of Company-paid automobile benefits and country club dues. The NEOs are subject to the Company’s Travel and Entertainment Policy, which governs travel, dining and entertainment expenses for all employees.

Deferred Compensation. The Bank provides certain NEOs with an opportunity to elect to defer current compensation under the Deferred Compensation Plan for Executives (the “Deferral Plan”). The Deferral Plan permits eligible executives selected by the Bank’s Board to elect to defer receipt of up to 100% of base salary and annual bonus pursuant to the terms of the Deferral Plan.

Employment Agreements. Each of the Bank and the Company have entered into separate employment agreements with Messrs. Maher and Fitzpatrick and the Bank has entered into employment agreements with Messrs. Iantosca and Lebel, which are guaranteed by the Company (each such person individually, the “Executive”). The employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of each Executive.

Messrs. Maher and Fitzpatrick have employment agreements with terms expiring on July 31, 2018. Messrs. Iantosca and Lebel have employment agreements with terms expiring on July 31, 2017. Each employment agreement provides that the agreement shall be extended for an additional period, unless written notice of non-renewal is given after conducting a performance evaluation of the Executive. In addition to the base salary, the agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel.

The agreements provide for termination, at any time by the Bank or the Company, for cause as defined in the agreements or without cause. In the event the Bank or the Company chooses to terminate the Executive’s employment for reasons other than for cause, or in the event of the Executive’s resignation from the Bank and the Company upon: (1) failure to re-elect the Executive to his current offices; (2) a material change in the Executive’s functions, duties or responsibilities; (3) material change in the Executive’s principal place of employment; (4) material reduction in the Executive’s salary; or (5) a material breach of the agreement by the Bank or the

Company, the Executive, or in the event of Executive’s subsequent death, his beneficiary, beneficiaries or estate, as the case may be, would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive’s behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement, or with respect to Messrs. Maher, Iantosca and Lebel, if greater, one year’s base salary at the time of termination. In the event of such a qualifying termination, the Bank and the Company would also continue to pay for the Executive’s life, health and disability coverage for the remaining term of the employment agreement, or with respect to Messrs. Maher, Iantosca and Lebel, for one year if the remaining term is less than one year.

Under the agreements, if a qualifying resignation or involuntary termination (other than for cause) follows a change in control (as defined in the employment agreements) of the Bank or the Company, the Executive or, in the event of the Executive’s death, his beneficiary, would be entitled to a severance payment equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) with respect to Messrs. Maher and Fitzpatrick, three times, or with respect to Messrs. Iantosca and Lebel, two times, the average of the five preceding taxable years’ compensation (or lesser number of years if the Executive has been with the Company for less than five years). Such average compensation includes not only base salary, but also commissions, bonuses, contributions on behalf of the Executive to any pension or profit sharing plan, insurance payments, directors’ or committee fees and fringe benefits paid or to be paid to the Executive during the preceding five taxable years. The Bank and the Company would also continue the Executive’s life, health, and disability coverage for 36 months. However, if the amount of such termination benefits are deemed to be parachute payments as defined in section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such termination benefits will be reduced to an amount $1.00 less than the amount that triggers such excise tax, but only if such reduced amount is greater than the aggregate amount of the termination benefits unreduced less the amount of the excise tax and any applicable state and federal taxes. With respect to Messrs. Maher and Fitzpatrick, although both the Company and the Bank agreements provide for a severance payment in the event of a termination by the Company or the Bank, or in the event of a termination following a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

Payments to the Executive under the Bank’s agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company’s agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the agreements shall be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

Change in Control Agreements. The Bank and the Company entered into change in control agreements (“CIC Agreements”) with Mr. Tsimbinos (the “Executive”). The CIC Agreements provide for a two-year term. The CIC Agreements provide that the Boards of the Company and the Bank may, annually, extend the CIC Agreements for an additional period unless written notice of non-renewal is given after conducting a performance evaluation of the Executive. The CIC Agreements will expire on July 31, 2017. The CIC Agreements provide that in the event voluntary or involuntary termination follows a change in control (as defined in the agreements) of the Bank or the Company, the Executive would be entitled to a severance payment equal to two times the Executive’s average annual compensation for the five years preceding termination (or lesser number of years if the Executive has been with the Company for less than five years). Annual compensation includes base salary, commissions, bonuses, contributions on behalf of the Executive to any pension and profit sharing plan, severance payments and fringe benefits paid or to be paid the Executive during such years. However, any payments to the Executive under the Bank’s CIC Agreement would be subtracted from any amount due simultaneously under the Company’s CIC Agreement. The Company and the Bank would also continue and pay for the Executive’s life, health and disability coverage for 36 full calendar months following termination. However, if the amount of such termination benefits are deemed to be parachute payments as defined in section 280G of the Code, such termination benefits will be reduced to an amount $1.00 less than the amount that triggers such excise tax, but only if such reduced amount is greater than the aggregate amount of the termination benefits unreduced less the amount of the excise tax and any applicable state and federal taxes.

Payments to the Executive under the Bank’s CIC Agreement are guaranteed by the Company in the event that payments or benefits are not paid by the Bank.

Payments under the employment agreements and CIC agreements in the event of a change in control may constitute some portion of an excess parachute payment under section 280G of the Code for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. See “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or accrued by the Company during the fiscal years ended December 31, 2015, 2014 and 2013 to or for the account of the CEO, CFO, and the other three most highly compensated executive officers of the Company:

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)(4)	Total ($)
Christopher D. Maher(5), President and CEO of the Company and the Bank	2015 2014 2013	566,346 397,885 274,038	— — 150,000	89,716 — 66,435	265,715 250,800 66,375	311,850 212,000 —	76,866 71,559 143,585	1,310,493 932,244 700,433
Michael J. Fitzpatrick, Executive Vice President and CFO of the Company and the Bank	2015 2014 2013	285,577 274,057 270,376	— — 80,000	26,750 31,240 22,354	80,325 94,050 67,050	98,010 116,000 —	145,145 129,571 120,113	635,807 644,918 559,893
Joseph J. Lebel III, Executive Vice President and Chief Lending Officer of the Bank	2015 2014 2013	284,808 246,866 231,598	— — 75,000	35,695 33,903 22,243	107,100 101,888 66,713	122,513 95,000 —	27,995 25,222 24,436	578,111 502,879 419,990
Joseph R. Iantosca, Executive Vice President and Chief Administrative Officer of the Bank	2015 2014 2013	284,808 241,443 216,802	— — 75,000	35,695 33,903 22,243	107,100 101,888 66,713	110,261 87,000 —	34,023 30,096 27,341	571,887 494,330 408,099
Steven J. Tsimbinos, First Senior Vice President, General Counsel and Corporate Secretary of the Company and the Bank	2015 2014 2013	252,798 229,163 213,582	— — 65,000	131,578 18,283 11,170	46,856 54,863 33,525	95,000 91,000 —	30,540 26,388 17,591	556,772 419,697 340,868

(1)	Reflects payments made as discretionary bonuses.
(2)	Reflects the value of restricted stock awards granted to the executive officers based on the grant date fair value of the awards. Reflects the value of stock option awards granted to the executive officers based on the grant date fair value of the awards. See note 13 to Company’s audited consolidated financial statements for the year ended December 31, 2015, filed with the Company’s Form 10-K for assumptions made in the valuation.
(3)	Reflects payments made for each respective year under the annual incentive compensation plan.
(4)	All other compensation was comprised of the following elements for 2015:

	Christopher D. Maher	Michael J. Fitzpatrick	Joseph J. Lebel III	Joseph R. Iantosca	Steven J. Tsimbinos
Employee Stock Ownership Plan Allocation	$10,003	$10,003	$10,003	$10,003	$9,543
401(k) Plan Contribution (company match)	9,275	9,275	9,275	9,275	5,056
SERP Allocation	29,429	106,315	—	—	—
Life Insurance Premiums	1,203	4,113	1,429	2,671	816
Long-term Disability Premiums	1,358	1,799	1,220	1,324	1,129
Company-provided Automobile Benefit	14,728	12,154	6,068	10,750	11,520
Company-paid Club Dues	10,870	—	—	—	2,476
Change in Nonqualified Deferred Compensation Earnings	—	1,486	—	—	—

Total	$76,866	$145,145	$27,995	$34,023	$30,540

For a description of the employment agreements entered into with Messrs. Maher, Fitzpatrick, Lebel and Iantosca, see “Compensation Discussion and Analysis – Elements of Compensation – Employment Agreements.”

(5)	Mr. Maher was appointed President and Chief Executive Officer effective January 1, 2015. Prior to then, Mr. Maher was President and Chief Operating Officer.

Grants of Plan-Based Awards

The following table sets forth certain information regarding stock options, restricted stock awards and non-equity incentive plan awards to the NEOs during the Company’s fiscal year ended December 31, 2015.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units (#)[2]	All Other Option Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($/Sh)[4]	Grant Date Fair Value of Stock & Option Awards ($)[5]
Name		Threshold ($)	Target ($)	Maximum ($)
Christopher D. Maher	3/18/15	87,500	350,000	525,000	5,165	74,430	17.37	355,431
Michael J. Fitzpatrick	3/18/15	27,500	110,000	165,000	1,540	22,500	17.37	107,075
Joseph J. Lebel III	3/18/15	34,325	137,500	206,250	2,055	30,000	17.37	142,795
Joseph R. Iantosca	3/18/15	34,325	137,500	206,250	2,055	30,000	17.37	142,795
Steven J. Tsimbinos	3/18/15	21,000	84,000	126,000	7,575	13,125	17.37	178,434

(1)	Amounts shown represent the range of potential payouts for fiscal 2015 performance under the 2011 Cash Incentive Compensation Plan. The performance period for the non-equity awards was January 1, 2015 through December 31, 2015.

(2)	Refers to awards of restricted shares of Company common stock under the Company’s 2011 Stock Incentive Plan (the “2011 Stock Plan”). Awards vest over five years in equal annual installments from date of grant.

(3)	Refers to awards of stock options under the 2011 Stock Plan. Options vest over five years in equal annual installments from date of grant.

(4)	Closing price of the underlying shares of Company common stock on the date of grant.

(5)	Reflects the value of restricted stock awards and stock options granted to the executive officers based on the grant date fair value of the awards. See note 13 to Company’s audited consolidated financial statements for the year ended December 31, 2015, filed with the Company’s Form 10-K for assumptions made in the valuation.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding stock options and stock awards held by the named executive officers of the Company at December 31, 2015:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Christopher D. Maher	9,000 12,000 — — —	13,500 48,000 74,430 — —	14.550 17.750 17.370 — —	6/17/23 3/19/24 3/18/25 — —	— — — 2,738 5,165	— — — 54,842 103,455
Michael J. Fitzpatrick	30,000 20,250 21,263 29,770 24,000 18,000 9,000 4,500 — — — — — —	— — — — 6,000 12,000 13,500 18,000 22,500 — — — — —	23.475 22.170 16.810 10.000 13.870 13.830 14.620 17.750 17.370 — — — — —	2/15/16 2/21/17 2/20/18 2/17/20 2/18/21 2/15/22 2/15/23 3/19/24 3/18/25 — — — — —	— — — — — — — — — 454 777 917 1,408 1,540	— — — — — — — — — 9,094 15,563 18,368 28,202 30,846
Joseph J. Lebel III	10,000 4,500 7,088 9,925 8,100 6,075 4,500 4,500 4,875 — — — — — —	— — — — 2,025 4,050 6,750 6,750 19,500 30,000 — — — — —	22.740 20.250 16.810 10.000 13.870 13.830 14.620 14.550 17.750 17.370 — — — — —	4/28/16 3/02/17 2/20/18 2/17/20 2/18/21 2/15/22 2/15/23 6/17/23 3/19/24 3/18/25 — — — — —	— — — — — — — — — — 153 262 914 1,528 2,055	— — — — — — — — — — 3,065 5,248 18,307 30,606 41,162

(Table continues and footnotes on following pages)

Joseph Iantosca	10,000 6,750 7,088 7,088 9,925 8,100 6,075 4,500 4,500 4,875 — — — — — —	— — — — — 2,025 4,050 6,750 6,750 19,500 30,000 — — — — —	23.475 20.250 16.810 12.280 10.110 13.870 13.830 14.620 14.550 17.750 17.370 — — — — —	2/15/16 3/02/17 2/20/18 2/18/19 2/11/20 2/18/21 2/15/22 2/15/23 6/17/23 3/19/24 3/18/25 — — — — —	— — — — — — — — — — — 153 262 914 1,528 2,055	— — — — — — — — — — — 3,065 5,248 18,307 30,606 41,162
Steven J. Tsimbinos	9,750 8,100 6,075 4,500 2,625 — — — — — —	— 2,025 4,050 6,750 10,500 13,125 — — — — —	11.320 13.870 13.830 14.620 17.750 17.370 — — — — —	9/07/20 2/18/21 2/15/22 2/15/23 3/19/24 3/18/25 — — — — —	— — — — — — 153 263 459 824 7,575	— — — — — — 3,065 5,268 9,194 16,505 151,727

(1)	Options vest as to 20% of the shares subject to the grant on or about each anniversary of the grant date, subject to the executive’s continued service on the relevant vesting dates. With respect to Mr. Maher’s stock options that have not vested, the options for 13,500 shares vest in equal installments on June 17 of 2016, 2017 and 2018; the options for 48,000 shares vest in equal installments on March 1 of 2016, 2017, 2018 and 2019; and the options for 74,430 shares vest in equal installments on March 1 of 2016, 2017, 2018, 2019, and 2020.

With respect to Mr. Fitzpatrick’s stock options that have not vested, the options for 6,000 shares vest on February 18 of 2016; the options for 12,000 shares vest in equal installments on February 15 of 2016 and 2017; the options for 13,500 shares vest in equal installments on February 15 of 2016, 2017 and 2018; the options for 18,000 shares vest in equal installments on March 1 of 2016, 2017, 2018 and 2019; and the options for 22,500 shares vest in equal installments on March 1 of 2016, 2017, 2018, 2019 and 2020.

With respect to Mr. Lebel’s stock options that have not vested, the options for 2,025 shares vest on February 18 of 2016; the options for 4,050 shares vest in equal installments on February 15 of 2016 and 2017; the options for 6,750 shares (expiring February 15, 2023) vest in equal installments on February 15 of 2016, 2017 and 2018; the options for 6,750 shares (expiring June 17, 2023) vest in equal installments on June 17 of 2016, 2017 and 2018; the options for 19,500 shares vest in equal installments on March 1 of 2016, 2017, 2018 and 2019; and the options for 30,000 shares vest in equal installments on March 1 of 2016, 2017, 2018, 2019 and 2020.

With respect to Mr. Iantosca’s stock options that have not vested, the options for 2,025 shares vest on February 18 of 2016; the options for 4,050 shares vest in equal installments on February 15 of 2016 and 2017; the options for 6,750 shares (expiring February 15, 2023) vest in equal installments on February 15 of 2016, 2017 and 2018; the options for 6,750 shares (expiring June 17, 2023) vest in equal installments on June 17 of 2016, 2017 and 2018; the options for 19,500 shares vest in equal installments on March 1 of 2016, 2017, 2018 and 2019; and the options for 30,000 shares vest in equal installments on March 1 of 2016, 2017, 2018, 2019 and 2020.

With respect to Mr. Tsimbinos’s stock options that have not vested, the options for 2,025 shares vest on February 18 of 2016; the options for 4,050 shares vest in equal installments on February 15 of 2016 and 2017; the options for 6,750 shares vest in equal installments on February 15 of 2016, 2017 and 2018; the options for 10,500 shares vest in equal installments on March 1 of 2016, 2017, 2018 and 2019; and the options for 13,125 shares vest in equal installments on March 1 of 2016, 2017, 2018, 2019 and 2020.

(2)	The restricted stock vests as to 20% of the shares subject to the award on March 1 of the year following the grant date, subject to the executive’s continued service on the relevant vesting dates.

With respect to Mr. Maher’s shares that have not vested, the 2,738 shares vest in equal installments on March 1 of 2016, 2017 and 2018; and the 5,165 shares vest in equal installments on March 1 of 2016, 2017, 2018, 2019 and 2020.

With respect to Mr. Fitzpatrick’s shares that have not vested, the 454 shares vest on March 1 of 2016; the 777 shares vest in equal installments on March 1 of 2016 and 2017; the 917 shares vest in equal installments on March 1 of 2016, 2017 and 2018; the 1,408 shares vest in equal installments on March 1 of 2016, 2017, 2018 and 2019; and the 1,540 shares vest in equal installments on March 1 of 2016, 2017, 2018, 2019 and 2020.

With respect to Mr. Lebel’s shares that have not vested, the 153 shares vest on March 1 of 2016; the 262 shares vest in equal installments on March 1 of 2016 and 2017; the 914 shares vest in equal installments on March 1 of 2016, 2017 and 2018; the 1,528 shares vest in equal installments on March 1 of 2016, 2017, 2018 and 2019; and the 2,055 shares vest in equal installments on March 1 of 2016, 2017, 2018, 2019 and 2020.

With respect to Mr. Iantosca’s shares that have not vested, the 153 shares vest on March 1 of 2016; the 262 shares vest in equal installments on March 1 of 2016 and 2017; the 914 shares vest in equal installments on March 1 of 2016, 2017 and 2018; the 1,528 shares vest in equal installments on March 1 of 2016, 2017, 2018 and 2019; and the 2,055 shares vest in equal installments on March 1 of 2016, 2017, 2018, 2019 and 2020.

With respect to Mr. Tsimbinos’s shares that have not vested, the 153 shares vest on March 1 of 2016; the 263 shares vest in equal installments on March 1 of 2016 and 2017; the 459 shares vest in equal installments on March 1 of 2016, 2017 and 2018; the 824 shares vest in equal installments on March 1 of 2016, 2017, 2018 and 2019; and the 7,575 shares vest in equal installments on March 1 of 2016, 2017, 2018, 2019 and 2020.

(3)	Market Value computed using the closing price of the Company’s common stock on December 31, 2015 ($20.03).

Option Exercises and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Christopher D. Maher	—	—	914	14,935
Michael J. Fitzpatrick	—	—	1,865	30,474
Joseph J. Lebel III	—	—	1,094	17,876
Joseph R. Iantosca	—	—	1,094	17,876
Steven J. Tsimbinos	—	—	752	12,383

(1)	Computed using closing price of the Company’s common stock on the applicable vesting date.

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plans

The Bank maintains non-qualified SERPs to provide eligible executive officers with additional retirement benefits. For Mr. Fitzpatrick, the benefits provided under his SERP make up the difference between an amount up to 70% of the average of the highest compensation during any four consecutive calendar years and the benefits provided from the Bank’s 401(k) Retirement Plan plus the benefits which would have been provided from the Bank’s Retirement Plan (Pension Plan) which was frozen in 1996 and terminated in 1998. In addition, the SERP provides a benefit equal to the benefits lost from the ESOP due to the application of limitations imposed by the Code, as amended, on compensation and maximum benefits under the ESOP. The Bank established an irrevocable trust in connection with the SERP for Mr. Fitzpatrick. The trust is funded with contributions from the Bank for the purpose of providing the benefits promised under the terms of the SERP. The assets of the trust are beneficially owned by the SERP participant, who recognizes as income contributions that are made to the trust. Earnings on the trust’s assets are taxable to the participant.

As part of Mr. Maher’s SERP arrangement, the Bank established in 2014 an account for the benefit of his retirement and commenced the funding of that SERP by an annual Company contribution. Such account will be paid in full upon the termination of his employment due to his retirement after age 65, resignation for Good Reason (as defined), termination without Cause (as defined) or his death. If Mr. Maher’s employment terminates for a reason other than those detailed in the preceding sentence, Mr. Maher shall be paid the balance of the account, less contributions for the preceding five years and less any earnings on those forfeited contributions.

Nonqualified Deferred Compensation Plan for Executives

Certain NEOs may participate in the Deferral Plan. This Deferral Plan allows eligible officers selected by the Bank’s Board to defer receipt of up to 100% of base salary and annual bonus pursuant to the terms of the Plan. The participating executive’s deferral is credited to a bookkeeping account and increased on the last day of each month by interest earned at the rate equal to the Stable Fund Rate for the 401(k) Plan plus 250 basis points.

The following table sets forth certain information regarding nonqualified deferred compensation benefits to NEOs of the Company during the Company’s fiscal year ended December 31, 2015:

Name	Plan Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)		Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Christopher D. Maher	SERP Deferral Plan	— —	29,429 —	(1)	2,032 —	— —	60,081 —
Michael J. Fitzpatrick	SERP Deferral Plan	— —	106,316 —	(2)	— 15,073	— —	— 438,877	(3)
Joseph J. Lebel III	SERP Deferral Plan	— —	— —		— —	— —	— —
Joseph R. Iantosca	SERP Deferral Plan	— —	— —		— —	— —	— —
Steven J. Tsimbinos	SERP Deferral Plan	— —	— —		— —	— —	— —

(1)	Represents annual SERP contribution. The contributions are credited to a bookkeeping account and reflected as a liability on the Company’s financial statements. Contributions and related earnings are taxed to the participant in the year they are distributed.

(2)	Represents annual SERP contribution. The contributions are held in trust for the irrevocable benefit of the SERP participant. Contributions are taxed to the participant in the year they are added to the trust. SERP account balances are treated as participant assets, rather than Company assets, and are not reflected on the Company’s financial statements.

(3)	Excludes SERP account balance.

Potential Payments Upon Termination or Change in Control

The following describes the provisions of contracts, agreements or plans (other than plans available generally to salaried employees that do not discriminate in favor of executive officers) which provide for payments to executive officers at, following or in connection with termination of employment or a change in control of the Company.

Employment Agreements — Involuntary or Constructive Termination. The employment agreements of Messrs. Maher, Fitzpatrick, Lebel and Iantosca provide for certain severance payments in the event employment is terminated by the Company or the Bank without cause or the executive terminates employment under the circumstances described above under “Compensation Discussion and Analysis – Elements of Compensation – Employment Agreements.” The severance payment provided under the employment agreements would be equal to (i) the amount of remaining payments the executive would receive if he had continued employment during the remaining term of the agreement at the executive’s base salary as of the date of termination and (ii) an amount equal to the annual contributions that would have been made on executive’s behalf to any employee benefit plans of the Company or the Bank during the remaining term of the agreement based on contributions made as of the date of termination, or in the case of Messrs. Maher, Lebel and Iantosca, if greater, one year’s base salary at the time of termination. In addition, the executive would receive continued life, medical, dental and disability coverage for the remaining term of the agreement, or in the case of Messrs. Maher, Lebel and Iantosca, one year, if longer. Payments, other than continued welfare benefits, would be made on a lump sum basis. Payments and benefits would be provided by either the Company or the Bank, but not both.

Employment Agreements — Involuntary or Constructive Termination Following Change in Control. The employment agreements for Messrs. Maher, Fitzpatrick, Lebel and Iantosca provide for certain payments if the officer’s employment is terminated by the Company or the Bank following a “change in control” due to (i) the executive’s dismissal, other than for cause, or (ii) the executive’s voluntary resignation following any failure to reelect the executive to his current offices, a material change in the executive’s functions, duties or responsibilities, a material change in the executive’s principal place of employment, material reduction in the executive’s salary, or material breach of the employment agreement unless such termination is due to death or for cause, as defined in the agreement.

A “change in control” means a change in control of the Company or the Bank involving (a) an event reportable on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act; (b) a Change in Control within the meaning of the Home Owners’ Loan Act of 1933, the Federal Deposit Insurance Act or Office of the Comptroller of the Currency regulations; (c) a person becoming beneficial owner, directly or indirectly, of 20% the outstanding securities of the Company or the Bank; (d) a change in majority control of the Board of Directors of the Company, other than a change approved by the incumbent board; (e) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or the Bank in which either entity is not the survivor; (f) a distribution soliciting proxies for stockholder approval of a plan of reorganization, merger or consolidation of the Company or the Bank as a result of which the outstanding shares of the class of securities then subject to the plan would be exchanged for or converted into cash or property or securities not issued by either entity; or (g) a tender offer is made for 20% or more of the voting securities of the Company or the Bank.

If the change in control benefit is triggered, the officer is entitled to a benefit equal to the greater of (A) three times the executive’s average annual compensation paid in the preceding five taxable years (or a lesser number of years if the executive has been with the Company for less than five years) or (B) the payments due for the remaining term of the agreement. In addition, the executive would become entitled to continued life, medical, dental and disability coverage for 36 months following the change in control. In the event payments and benefits under employment agreements, together with other payments and benefits the officer may receive, would constitute an excess parachute payment under section 280G of the Code, the employment agreements do not provide for “tax gross-ups.” Rather, they provide that the executive would be entitled to the greater of (i) the total net-after tax benefit or (ii) the net-after tax benefit after reduction of the aggregate payment to an amount $1.00 less than the executive’s “base amount,” which is three times the executive’s average taxable compensation for the five tax years ending with the tax year prior to the change in control. Payments, other than continued welfare benefits, would be made on a lump sum basis. Payments under the employment agreements and CIC agreements described below in the event of a change in control may constitute some portion of an excess parachute payment under section 280G of the Code for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. Benefits would be provided by the Company or the Bank, but not both.

Change in Control Agreements — Involuntary or Constructive Termination Following Change in Control. The CIC Agreements with Mr. Tsimbinos provide for certain payments if the officer’s employment is terminated by the Company or the Bank following a “change in control” due to (i) the executive’s dismissal other than for cause or (ii) the executive’s voluntary resignation following any failure to re-elect the executive to his current offices, a material change in the executive’s functions, duties or responsibilities, a material change in the executive’s principal place of employment, a material change in the executive’s salary, or a material breach of the CIC Agreement by the Company or the Bank, unless such termination is due to death or for cause, as defined in the agreement.

For purposes of the CIC Agreements, the definition of “Change in Control” is the same as described above under “Employment Agreements – Involuntary or Constructive Termination Following a Change of Control.”

If the change in control benefit is triggered, the officer is entitled to a benefit equal to two times the executive’s average annual compensation paid in the most recent five taxable years (or a lesser number of years if the executive has been with the Company for less than five years). In addition, the executive would become entitled to continued life, medical, dental and disability coverage for 36 months following the change in control. In the event payments and benefits under the CIC Agreements, together with other payments and benefits he may receive, would constitute an excess parachute payment under section 280G of the Code, the CIC Agreements do not provide for “tax gross-ups.” Rather, they provide that the executive would be entitled to the greater of (i) the total net-after tax benefit or (ii) the net-after tax benefit after reduction of the aggregate payment to an amount $1.00 less than the executive’s “base amount,” which is three times the executive’s average taxable compensation for the five tax years ending with the tax year prior to the change in control. Payments, other than continued welfare benefits, would be made on a lump sum basis. Benefits would be provided by the Company or the Bank, but not both.

Equity Incentive Plan — Change in Control Grant. In the event of a change in control, each of the 2006 Stock Plan and the 2011 Stock Plan provides that each option award under the plan will become fully exercisable and remain exercisable for the duration of its term and all restricted stock awards will become fully vested. In addition, each such plan provides that all stock available for grant under the plan will be automatically granted to employees and outside directors in proportion to the grants of awards previously made under the 2011 Stock Plan, the 2006 Stock Plan and the Company’s 2000 Stock Option Plan. Under these plans, “Change in Control” has substantially the same meaning as described above under “Employment Agreements Involuntary or Constructive Termination Following a Change in Control.”

Supplemental Executive Retirement Plan — Involuntary or Constructive Termination. In the event of a “change in control,” Mr. Fitzpatrick is entitled to a lump sum contribution equal to the supplemental retirement income benefit contribution required for the year in which the change in control occurs plus the present value of the total supplemental retirement income benefit contributions which would have been required for the three years following the year in which the change in control occurs. In the event of a “change in control,” Mr. Maher is entitled to a lump sum contribution equal to the sum of: (a) the account balance as of the date of the change in control, (b) the amount required to be credited to the account for year in which such change in control occurs (unless already made); and (c) the present value (computed using a discount rate equal to 4% per annum) of the amounts that would have been required to be credited to the account for the three years following the year in which such change in control occurs.

Summary of Potential Payments Upon Termination or Change in Control. The following tables summarize potential payments to each executive officer listed on the summary compensation table assuming a triggering termination of employment occurred on December 31, 2015. The tables do not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Christopher D. Maher

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$2,314,295	(2)	—		$2,314,295		—
Value of Continued Health and Welfare Benefits	77,239	(3)	—		89,806	(3)	—
Acceleration of Stock and Option Awards	—		$539,733	(4)	—		$539,733	(4)
Automatic Stock Grant	—		725,006	(5)	—		—
SERP Contribution	—		153,748	(6)	—		31,244	(7)

Total	$2,391,534		$1,418,487		$2,404,101		$570,977

(1)	Executive would also receive benefits set forth under “Change in Control.”

(2)	Represents lump sum value of payments due for the remaining term of the employment agreement based on current year levels of base salary, incentive plan payment and fringe benefits.

(3)	Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of employment agreement (36 months in the case of a termination following a change in control).

(4)	Represents the value of accelerated vesting of 7,903 shares of restricted Company stock and stock options covering 135,930 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e., the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).

(5)	Represents the value of an automatic change in control award of 33 shares of Company stock under the 2006 Stock Incentive Plan and 36,163 shares of Company common stock under the 2011 Stock Incentive Plan based on the number of shares remaining in that plan as of December 31, 2015.

(6)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the three years following the change in control.

(7)	Represents the lump sum value of the remaining SERP contributions that would be required following the death of the executive.

Michael J. Fitzpatrick

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$1,013,412	(2)	—		$1,439,302		—
Value of Continued Health and Welfare Benefits	76,333	(3)	—		88,645	(3)	—
Acceleration of Stock and Option Awards	—		$387,406	(4)	—		$387,406	(4)
Automatic Stock Grant	—		1,090,313	(5)	—		—
SERP Contribution	—		348,875	(6)	—		795,608	(7)

Total	$1,089,745		$1,826,594		$1,527,947		$1,183,014

(1)	Executive would also receive benefits set forth under “Change in Control.”

(2)	Represents lump sum value of payments due for the remaining term of the employment agreement based on current year levels of base salary, incentive plan payment and fringe benefits.

(3)	Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of employment agreement (36 months in the case of a termination following a change in control).

(4)	Represents the value of accelerated vesting of 5,096 shares of restricted Company stock and stock options covering 72,000 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e., the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).

(5)	Represents the value of an automatic change in control award of 262 shares of Company common stock under the 2006 Stock Incentive Plan and 54,172 shares of Company common stock under the 2011 Stock Incentive Plan based on the number of shares remaining in those plans as of December 31, 2015.

(6)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the three years following the change in control.

(7)	Represents the lump sum value of the remaining SERP contributions that would be required following the death of the executive.

Joseph J. Lebel III

Payments and Benefits	Involuntary or Constructive Termination	Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$629,396	—		$663,647		—
Value of Continued Health and Welfare Benefits	76,333	—		88,958	(2)	—
Acceleration of Stock and Option Awards	—	$333,783	(3)	—		$333,783	(3)
Automatic Stock Grant	—	582,532	(4)	—		—

Total	$705,729	$916,315		$752,605		$333,783

(1)	Executive would also receive benefits set forth under “Change in Control.”

(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of employment agreement (36 months in the case of a termination following a change in control).

(3)	Represents the value of accelerated vesting of 4,912 shares of restricted Company stock and stock options covering 69,075 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e., the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).

(4)	Represents the value of an automatic change in control award of 55 shares of Company common stock under the 2006 Incentive Stock Plan and 29,028 shares of Company common stock under the 2011 Stock Incentive Plan based on the number of shares remaining in those plans as of December 31, 2015.

Joseph R. Iantosca

Payments and Benefits	Involuntary or Constructive Termination	Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$609,997	—		$622,995		—
Value of Continued Health and Welfare Benefits	76,603	—		88,094	(2)	—
Acceleration of Stock and Option Awards	—	$333,783	(3)	—		$333,783	(3)
Automatic Stock Grant	—	607,490	(4)	—		—

Total	$686,600	$941,273		$711,089		$333,783

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of employment agreement (36 months in the case of a termination following a change in control).
(3)	Represents the value of accelerated vesting of 4,912 shares of restricted Company stock and stock options covering 69,075 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e., the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(4)	Represents the value of an automatic change in control award of 64 shares of Company common stock under the 2006 Stock Incentive Plan and 30,265 shares of Company common stock under the 2011 Stock Incentive Plan based on the number of shares remaining in those plans as of December 31, 2015.

Steven J. Tsimbinos

Payments and Benefits	Involuntary or Constructive Termination	Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	—	—		$514,604		—
Value of Continued Health and Welfare Benefits	—	—		88,094	(2)	—
Acceleration of Stock and Option Awards	—	$318,716	(3)	—		$318,716	(3)
Automatic Stock Grant	—	335,663	(4)	—		—

Total	—	$654,379		$602,698		$318,716

(1)	Executive would also receive benefits set forth under “Change in Control.”

(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following termination.

(3)	Represents the value of accelerated vesting of 9,274 shares of restricted Company stock and stock options covering 36,450 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e., the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).

(4)	Represents the value of an automatic change in control award of 22 shares of Company common stock under the 2006 Stock Incentive Plan and 16,736 shares of Company common stock under the 2011 Stock Incentive Plan based on the number of shares remaining in those plans as of December 31, 2015.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Joseph J. Burke	80,000	32,135	—	—	17,250	129,385
Angelo Catania	70,500	32,135	—	—	12,449	115,084
John W. Chadwick[6]	16,100	—	—	—	13,237	29,337
Jack M. Farris[6]	50,300	32,135	—	—	—	82,435
John R. Garbarino	138,400	32,135	—	—	29,129	199,664
Donald E. McLaughlin	79,200	32,135	—	—	12,449	123,784
Diane F. Rhine	77,600	32,135	—	—	13,229	122,964
Mark G. Solow	67,300	32,135	—	—	13,229	112,664
John E. Walsh	80,000	32,135	—	—	—	112,135

(1)	Aggregate dollar amount of all fees earned or paid in cash for services as a Director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.
(2)	For awards of stock, the amounts presented above reflect the full grant date fair value. Each Director received an award of 1,850 shares of restricted stock in 2015. The grant date fair value of these stock awards is expensed over a five-year vesting period. Each of the Directors had the following number of shares of restricted stock unvested at the end of 2015: Mr. Burke, 4,210; Mr. Catania, 4,210; Mr. Farris, 1,850; Mr. Garbarino, 1,850; Mr. McLaughlin, 4,210; Ms. Rhine, 4,210; Mr. Solow, 4,051; and Mr. Walsh, 4,210.
(3)	For awards of stock options, the amounts are based on the grant date fair value. No grant of options was made to the Directors in 2015. Each of the Directors had vested and unvested options to purchase the following number of shares of Company common stock outstanding at the end of 2015: Mr. Burke, 23,786; Mr. Catania, 23,786; Mr. Farris, 0; Mr. Garbarino, 616,843; Mr. McLaughlin, 23,786; Ms. Rhine, 23,786; Mr. Solow, 7,000; and Mr. Walsh, 23,786.
(4)	Reflects above-market or preferential earnings on non-tax-qualified deferred compensation.
(5)	Reflects Company paid medical benefits and in addition for Mr. Garbarino, $11,421 for Company-paid club dues and $4,479 for use of a Company car.
(6)	Mr. Chadwick retired from the Board on March 18, 2015 and was replaced by Mr. Farris.

Cash and Stock Retainers and Meeting Fees for Non-Employee Directors. The following tables set forth the applicable retainers and fees effective July 2015 that are paid annually to non-employee Directors for their service on the Board of Directors of the Bank and the Board of Directors of the Company. If a Director is not in compliance with the stock ownership levels required under the Guidelines for Directors, the Company and Bank retainers are paid in the form of Company stock.

Directors of OceanFirst Bank:
Annual Retainer	$20,000 (paid in quarterly installments)
Fee per Board Meeting (Regular or Special)	$ 2,000
Fee per Committee Meeting	$ 800

Directors of OceanFirst Financial Corp.:
Annual Retainer	$20,000 (paid in quarterly installments)
Additional Annual Cash Retainer for the Chairperson of:
Board of Directors:	$76,000
each of the Audit Committee, the Corporate Governance/Nominating Committee, the Compensation Committee and the Risk Committee:	$ 8,000

Deferred Compensation Plan for Directors. The Bank maintains a deferred compensation plan for the benefit of non-employee Directors. The plan is a non-qualified arrangement which offers participating Directors the opportunity to defer compensation through a reduction in fees in lieu of a promise of future benefits. Such benefits are payable commencing at an age mutually agreed upon by the Bank and the participating Director (the “Benefit Age”). The benefits equal the account balance of the Director annuitized over a period of time mutually agreed upon by the Bank and the Director, and then reannuitized at the beginning of each calendar year thereafter. Lump sum payouts are also available upon eligibility for distribution of benefits or in the event of the death of the Director. The account balance equals deferrals and interest. Currently, the plan credits interest on deferrals at a rate equal to the sum of (i) the “Stable Fund” investment option in the Bank’s qualified 401(k) plan plus (ii) 250 basis points. Early distribution of benefits may occur under certain circumstances which include change in control, financial hardship, termination for cause, disability or termination of the plan by authorization of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The following is the report of the Compensation Committee with respect to the Company’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2015:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 and the Company’s proxy statement for the annual meeting of stockholders to be held on June 2, 2016.

The Human Resources/Compensation Committee

Diane F. Rhine, Chair

Mark G. Solow

Jack M. Farris

The above report of the Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

No person serving as a member of the Compensation Committee, Diane F. Rhine, Mark G. Solow or Jack M. Farris, during the past fiscal year, is or was a current or former officer or employee of the Company or the Bank or engaged in certain transactions with the Company or the Bank that are required to be disclosed by Commission regulations. See “Transactions With Management—Other Transactions.” Additionally, there are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a Director or member of the Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of the Company’s executive officers and directors, and greater than 10% beneficial owners have complied with all applicable reporting requirements for transactions in the Company’s common stock during the fiscal year ended December 31, 2015.

TRANSACTIONS WITH MANAGEMENT

Loans and Extensions of Credit

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by a bank to its executive officers and directors as long as they are made in compliance with federal banking regulations. The Bank’s policies require that all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock, and affiliates thereof, contain terms no less favorable to the Bank than could have been obtained by it in arm’s length negotiations with unaffiliated persons and must be prior approved by a majority of the entire Board of Directors of the Bank, with any person having any interest in the transaction abstaining. All loans made by the Bank to its executive officers and directors were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

Notwithstanding the above, the Bank offers to executive officers certain loans on terms not available to the public but available to all other full-time employees, as permitted under federal banking regulations. The Bank has a policy of providing mortgage, home equity and auto loans to officers and employees who have completed one year of service, at a rate that is 1% below the Bank’s prevailing rate for the specific type of loan. The following chart reflects loans outstanding to executive officers and immediate family members sharing the same household as the executive officer, which were made at the discounted interest rate and which exceed $120,000 in the period presented. The information is presented as of December 31, 2015:

OCEANFIRST BANK CREDIT EXTENSIONS TO INSIDERS AS OF DECEMBER 31, 2015

NAME	POSITION	LOAN TYPE	LARGEST AMOUNT OF PRINCIPAL OUTSTANDING IN 2015	PRINCIPAL OUTSTANDING AS OF DECEMBER 31, 2015	PRINCIPAL PAID IN 2015	INTEREST PAID IN 2015	CURRENT RATE
Joseph R. Iantosca	Executive Vice President, Chief Administrative Officer of the Bank	First Mortgage	$477,644	$458,478	$19,166	$9,081	2%

Other Transactions

The Board of Directors has placed a moratorium on any other transactions between the Company and Bank and any director, their family members or affiliated entities. No such transactions took place in 2014.

LEADERSHIP COMMITTEE PROCEDURES AS TO DIRECTOR NOMINATIONS

General

It is the policy of the Company’s Leadership Committee to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Corporate Leadership Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Leadership Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Leadership Committee’s resources, the Leadership Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Leadership Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Leadership Committee, care of the Corporate Secretary, at the main office of the Company:

(1)	The name of the person recommended as a director candidate;

(2)	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, as amended;

(3)	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)	As to the stockholder making the recommendation, the name and address, as they appear on the Company’s books, of such stockholder; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

(5)	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Leadership Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Criteria for Director Nominees

The Leadership Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. The same criteria are used for persons nominated by the Committee or by a stockholder. First a candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include an age limitation and a requirement that the candidate maintain a residence in New Jersey. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Leadership Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its stockholders; independence; and any other factors the Leadership Committee deems relevant, including age, diversity of skills, size of the Board of Directors and regulatory disclosure obligations.

The Leadership Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board of Directors at the time, and whether a director is expected to retire in the near future. While no single nominee may possess all of the skills needed to be a director, the Committee seeks to maintain a diversity of skills among the Board members necessary for the optimal functioning of the Board in its oversight of the Company. The Committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the Commission’s regulations.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Leadership Committee will consider and review an existing director’s Board performance and attendance at Board and Committee meetings and other Company functions; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Nominees

Pursuant to the Leadership Committee Charter as approved by the Board, the Leadership Committee is charged with the central role in the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process the committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Leadership Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Company’s local communities. The Leadership Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Leadership Committee has not received any recommended nominees from the Company’s stockholders to be considered for election at this annual meeting. The Leadership Committee has used an independent search firm to assist in identifying candidates to fill the vacancy created by the retirement of Director Chadwick in 2015, and may from time to time, but does not use a search firm to identify or evaluate potential director nominees in the ordinary course.

Evaluation. In evaluating potential director candidates, the Leadership Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Leadership Committee will conduct a check of the individual’s background and interview the candidate.

ADDITIONAL INFORMATION

Stockholder Proposals

In order to be eligible for inclusion in the Corporation’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation’s main office at 975 Hooper Avenue, Toms River, New Jersey 08754, no later than December 27, 2016. If next year’s Annual Meeting is held on a date more than 30 calendar days from June 2, 2017, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation material for such Annual Meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Commission.

Stockholder Nominations

The Company’s Bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the Annual Meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the Annual Meeting; provided that if less than 100 days’ notice or prior public disclosure of the date of the Annual Meeting is given to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the date of the Annual Meeting was mailed to stockholders or prior public disclosure of the meeting date was made. Stockholders must comply with the Company’s procedures to be followed by stockholders to submit a recommendation of a director candidate. See “Leadership Committee Procedures as to Director Nominations.” A copy of the full text of the Bylaw provisions discussed above may be obtained by writing the Corporate Secretary at 975 Hooper Avenue, Toms River, New Jersey 08754-2009.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Communications regarding financial or accounting policies may be made to the Chairman of the Audit Committee, Joseph J. Burke, CPA, at the Company’s address. Other communications to the Board of Directors may be made to the Chairman of the Leadership Committee, John E. Walsh, at the Company’s address. Communications to individual directors may be made to such director at the Company’s address.

In addition, the Board of Directors encourages directors to attend the Annual Meeting of Stockholders. All directors then appointed attended the Annual Meeting of Stockholders held on May 6, 2015.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. The Company will pay Georgeson Inc., a proxy solicitation firm, a fee of $6,000 plus expenses to assist the Company in soliciting proxies.

The Company’s Annual Report to Stockholders has been mailed to persons who were stockholders as of the close of business on April 11, 2016. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to Be Held on June 2, 2016

The proxy statement and Annual Report to Stockholders are available on the Company’s website (www.oceanfirst.com).

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission may be accessed through the Company’s website (www.oceanfirst.com). A copy of the Form 10-K (without exhibits) will be furnished without charge to persons who were stockholders as of the close of business on April 11, 2016 upon written request to Jill Apito Hewitt, Senior Vice President and Investor Relations Officer, OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08754.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce the printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of the Annual Report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the Annual Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope. If you plan on attending and need directions to the meeting place, please contact Jill Apito Hewitt, Senior Vice President and Investor Relations Officer, OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08754.

By Order of the Board of Directors

Steven J. Tsimbinos

Corporate Secretary

Toms River, New Jersey

April 26, 2016

You are cordially invited to attend the Annual Meeting of Stockholders in person. Whether or not you plan to attend the Annual Meeting, you are requested to sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

APPENDIX A

OCEANFIRST FINANCIAL CORP.

AMENDED AND RESTATED

2011 CASH INCENTIVE COMPENSATION PLAN

Section 1.	Purpose.

The purpose of this Amended and Restated OceanFirst Financial Corp. 2011 Cash Incentive Compensation Plan (the “Plan”) is to provide incentives for certain employees of OceanFirst Financial Corp. and its subsidiaries. The Plan is part of an overall compensation program that ties the achievement of annual strategic and operating goals with compensation.

Section 2.	Definitions.

For the purposes of the Plan, the following terms shall have the meanings indicated:

“Award” means the payment of an award by the Committee to a Participant pursuant to Section 4.

“Applicable Period” means, with respect to any Performance Period, a period commencing on or before the first day of such Performance Period and ending no later than the earlier of (i) the 90th day of such Performance Period or (ii) the date on which 25% of such Performance Period has been completed. Any action required under the Plan to be taken within the period specified in the previous sentence may be taken at a later date with respect to Participants who are not Covered Officers and with respect to Covered Officers if permitted by Code section 162(m).

“Board” means the Board of Directors of the Company.

“Committee” means the Committee designated pursuant to Section 3. Unless otherwise determined by the Board, the Human Resources/Compensation Committee designated by the Board shall be the Committee under the Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the rules promulgated thereunder or any successor provision thereto as in effect from time to time.

“Company” means OceanFirst Financial Corp., a Delaware corporation.

“Covered Officer” means at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Code section 162(m), as hereinafter defined; provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

“Individual Award Opportunity” means the performance-based award opportunity for a Participant for a given Performance Period as specified by the Committee within the Applicable Period, which may be expressed in dollars or on a formula basis that is consistent with the provisions of this Plan.

“Participant” means an employee of the Company or any subsidiary thereof selected by the Committee in accordance with Section 4(a) who receives an Individual Award Opportunity.

“Performance Period” means any fiscal year, or other performance period designated by the Committee over which any performance goals specified by the Committee are to be measured for the purpose of determining a Participant’s right to the payment of an Award.

Section 3.	Administration.

(a) Committee. Subject to the authority and powers of the Board in relation to the Plan as hereinafter provided, the Plan shall be administered by a Committee designated by the Board consisting of two or more members of the Board each of whom is an “outside director” within the meaning of Code section 162(m). The Committee shall have authority to oversee and interpret the Plan, including without limitation to (i) designate performance metrics and other terms and conditions of Awards, as well as rules and regulations for carrying out the Plan, (ii) designate Participants and bonus pool award opportunities; and (iii) approve the calculation of bonus amounts earned for any Performance Period.

(b) Committee Determinations. All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All decisions by the Committee pursuant to the provisions of the Plan and all orders or resolutions of the Board pursuant thereto shall be final, conclusive and binding on all persons, including the Participants, the Company and its subsidiaries, and stockholders.

Section 4.	Eligibility for and Payment of Awards.

(a) Eligible Employees. Subject to the provisions of the Plan, within the Applicable Period, the Committee may identify employees of the Company or any of its subsidiaries who will be eligible to earn Awards under the Plan with respect to such year and determine the amount of the Individual Award Opportunities and the conditions under which they may be earned.

(b) Payment of Awards. Awards under the Plan shall be paid in cash, subject to applicable withholding taxes during the calendar year first beginning after the end of the Performance Period.

The Committee may require that a Participant must still be employed as of the end of the Performance Period and/or the date on which the bonus is paid, in order to be eligible for an award for such Performance Period and the Committee may adopt such forfeiture, proration or other rules as it deems appropriate, in its sole discretion, regarding the impact on an Award of a Participant’s termination of employment.

(c) Award Opportunities. During the Applicable Period, the Committee shall establish the Individual Award Opportunities for such Performance Period, which shall be based on achievement of stated target performance goals, and may be stated in dollars or on a formula basis.

(d) Awards to Covered Officers.

(i)	Notwithstanding the provisions of Sections 4(a), 4(b), and 4(c) hereof, any Award to any Covered Officer shall be granted in accordance with the provisions of this Section 4(d). The maximum amount of any Awards that may be paid with respect to an individual Covered Officer during any single calendar year shall be $1,500,000.

(ii)	Any provision of the Plan to the contrary notwithstanding, no Covered Officer shall be entitled to any payment of an Award with respect to a Performance Period unless the members of the Committee shall have certified in accordance with Code section 162(m) the extent to which the applicable performance goals have been satisfied.

Section 5.	Performance Goals.

For any given Performance Period, the Committee shall, within the Applicable Period, set one or more objective performance goals for each Participant and/or each group of Participants and/or each bonus pool (if applicable). The performance goals shall be limited to one or more of the following Company, subsidiary, operating unit or division financial performance measures:

(i)	earnings per share (basic or diluted)*

(ii)	net income *

(iii)	return on average equity *

(iv)	return on average assets *

(v)	core earnings *

(vi)	stock price

(vii)	total shareholder return

(viii)	operating income

(ix)	operating efficiency ratio

(x)	net interest rate spread

(xi)	loan production volumes

(xii)	non-performing loans

(xiii)	regulatory capital ratios

(xiv)	cash flow

(xv)	deposit levels

(xvi)	customer satisfaction scores

(xvii)	stockholders’ equity (in the aggregate or on a per basis)

(xviii)	tangible stockholders’ equity (in the aggregate or on a per basis)

(xix)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures

(xx)	enterprise risk metrics, consisting of one or more goals related to cybersecurity, interest rate risk, liquidity risk and regulatory compliance

(xxi)	except in the case of a Covered Officer, any other performance criteria established by the Committee

(xxii)	any combination of (i) through (xxi) above.

*	Performance goals indicated may be established on the basis of reported earnings or cash earnings.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies.

Section 6.	General Provisions.

(a) Adjustments. If the performance criteria for any Performance Period shall have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual items) that in the Committee’s judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee may, for any purpose of the Plan, adjust such criteria and make payments accordingly under the Plan; provided, however, that no such adjustment shall cause an Award to a Covered Officer to fail to be “qualified performance-based compensation” within the meaning of Code section 162(m) and Treasury Regulation Section 1.162-27(e).

(b) Negative Discretion. In addition, the Committee (or in the case of Participants other than Covered Officers, its designees) may, in the exercise of their discretion, reduce or eliminate the amount of an Award to a Participant prior to payment thereof.

(c) Effective Date. The Plan shall be effective as of January 1, 2011, subject to approval by the shareholders of the Company during 2011.

(d) No Assignment. No portion of any Award under the Plan may be assigned or transferred otherwise than by will or by the laws of descent and distribution prior to the payment thereof.

(e) Tax Requirements. All payments made pursuant to the Plan shall be subject to withholding in respect of income and other taxes required by law to be withheld, in accordance with procedures to be established by the Committee.

(f) No Additional Participant Rights. The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company or any such subsidiary to dismiss or discharge any such Participant, or to terminate any arrangement pursuant to which any such Participant provides services to the Company is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, other forms of compensation to or in respect of such Participants.

(g) Liability. The Board and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent accountants for the Company. No member of the Board or of the Committee or any officers of the Company or its subsidiaries shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.

(h) Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any subsidiary or affiliate of the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

(i) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New Jersey.

Section 7.	Amendment and Termination of the Plan.

The Board may at any time terminate, in whole or in part, or from time to time amend the Plan. In the event of such termination, in whole or in part, of the Plan, the Committee may in its sole discretion direct the payment to Participants of any Awards not theretofore paid out prior to the respective dates upon which payments would otherwise be made hereunder to such Participants, in a lump sum or installments as the Committee shall prescribe with respect to each such Participant. The Board may at any time and from time to time delegate to the Committee any or all of its authority under this Section 7. Any amendment to the Plan that would affect any Covered Officer shall be approved by the Company’s stockholders if required by and in accordance with Section 162(m).

Section 8.	Re-approval by Shareholders.

Any material terms of the performance goals described in Section 5 shall be disclosed to and re-approved by shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance goals.

Section 9.	Tax Compliance.

(a) Code Section 409A. The Company acknowledges that the payments promised to the Participants under this Plan must either comply with the requirements of Code section 409A and the regulations thereunder or qualify for an exception from compliance. To that end, the Company asserts that the each payment described in Section 4(b) of this Plan is intended to be a payment upon a specified time or fixed schedule pursuant to Code section 409A(a)(2)(A)(iv). In the case of a payment promised under this Plan that is not exempt from Code section 409A, and that is to be paid upon a “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)) to a Participant who is a “specified employee” within the meaning of Code section 409A at the time of such separation from service, such payment shall not be made prior to, and shall, if necessary, be deferred (with interest at the annual rate of 6%, compounded monthly from the date of separation from service to the date of actual payment) to and paid on the first day of the seventh month to begin after the separation from service and, if the Participant is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following the Participants separation from service. Furthermore, this Plan shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to any Participant or any other person, if any provisions or payments under this Plan are determined to constitute deferred compensation subject to Code section 409A but not to satisfy the conditions of that section.

(b) Code Section 162(m). It is the intention of the Company that all payments made under the Plan to Covered Officers shall fall within the “performance-based compensation” exception contained in Code section 162(m). Thus, unless the Board of Directors of the Company expressly determines otherwise, if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed to be amended so that the provision does comply to the extent permitted by law, and in every event, the Plan shall be construed in favor of its meeting the “performance-based compensation” exception contained in Code section 162(m). Any amounts payable hereunder that would not be deductible on account of the limitations of Code section 162(m) shall be paid in the next following year in which the Company reasonably anticipates that the deduction of such payment would not be barred by the application of Code section 162(m).

Section 10.	Forfeiture; Clawback

The Committee may, in its sole discretion, specify in an applicable Award Agreement that any amounts paid with respect to an applicable Award shall be subject to forfeiture or clawback, including without limitation, in the event of (i) a Participant’s breach of any non-competition, non-solicitation, confidentiality or other restrictive covenants with respect to the Company or any of its Affiliates; or (ii) a financial restatement that reduces the amount payable with respect to the Award had the results been properly reported.

ANNUAL MEETING OF STOCKHOLDERS OF

OCEANFIRST FINANCIAL CORP.

June 2, 2016

GO GREEN

         e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.oceanfirst.com

in the SEC documents section of the Investor Relations tab.

Please complete, sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20303330000000001000 2	060216

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AS DIRECTORS SPECIFIED IN PROPOSAL 1				THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2, 3 AND 4.
1. Election of Directors:						FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	NOMINEES: ¡ Christopher D. Maher		2.	Approval of the performance goals under the OceanFirst Financial Corp. 2011 Cash Incentive Compensation Plan.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Donald E. McLaughlin ¡ John E. Walsh		3.	Advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)			4.	Ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016.	☐	☐	☐
				The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting, an Annual Report to Stockholders and a Proxy Statement dated April 26, 2016.
				PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

					I plan to attend the Meeting.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐

OCEANFIRST FINANCIAL CORP.

ANNUAL MEETING OF STOCKHOLDERS

June 2, 2016

10:00 a.m.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints the Proxy Committee of the Board of OceanFirst Financial Corp. (the “Company”), each with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held at Jack Baker’s Lobster Shanty, 81-83 Channel Drive, Point Pleasant Beach, New Jersey on June 2, 2016, at 10:00 a.m. and at any and all adjournments thereof.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” each of the nominees as directors specified under Proposal 1 and “FOR” Proposals 2, 3 and 4. If any other business is presented at the meeting, this proxy will be voted by the Proxy Committee in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

(Continued and to be signed on the reverse side)

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